Exhibit 10.1

EXECUTION VERSION

$135,000,000

SENIOR SECURED PRIMING AND SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March 22, 2018

among

CLAIRE’S STORES, INC.,

as a Debtor and Debtor-in-Possession,

CLAIRE’S INC.,

and

THE OTHER LOAN PARTIES PARTY HERETO,

each as a Debtor and Debtor-in-Possession,

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	[Reserved]
Exhibit C-3	Form of Letter of Credit Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of New Subsidiary Guarantor Joinder
Exhibit F	Form of U.S. Tax Compliance Certificate
Exhibit G	Interim Order

Schedule 1.01A	Excluded Subsidiaries
Schedule 1.01B Schedule 1.01C	[Reserved] [Reserved]
Schedule 1.01D	Immaterial Subsidiaries
Schedule 1.01E	[Reserved]
Schedule 1.01F	Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17	Material Real Estate
Schedule 3.22	Intellectual Property
Schedule 3.24	Anti-Money Laundering Laws
Schedule 5.21	Conditions Subsequent to the Closing Date
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.03	Sale-Leasebacks
Schedule 6.04	Petition Date Investments
Schedule 6.07	[Reserved]
Schedule 9.01	Notice Information

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SENIOR SECURED PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of March 22, 2018 (this “Agreement” or “DIP Credit Agreement”), among, inter alios, CLAIRE’S INC., a Delaware corporation (“Holdings”), CLAIRE’S STORES, INC., a Florida corporation (“Borrower”), the LENDERS party hereto from time to time, and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, on March 19, 2018 (the “Petition Date”), (i) the Borrower, (ii) Holdings, (iii) BMS Distributing Corp., (iv) CBI Distributing Corp., (v) Claire’s Boutiques, Inc., (vi) Claire’s Canada Corp., (vii) Claire’s Puerto Rico Corp., and (viii) CSI Canada LLC ((i) through (viii) collectively, the “Debtors” and each individually, a “Debtor”), commenced Chapter 11 Case Nos. 18-10583 through 18-10590, as administratively consolidated at Chapter 11 Case No. 18-10584 (collectively, the “Cases” and each individually, a “Case”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower, Holdings, the Administrative Agent and the Lenders have agreed to enter into this DIP Credit Agreement, pursuant to which the Lenders will provide Loans and Letters of Credit to the Borrower subject to the terms and conditions of this Agreement.

WHEREAS, the Borrower desires to incur, and the Lenders desire to provide, a superpriority senior secured multiple-draw asset-based revolving credit facility (the “DIP ABL Revolver”) and a superpriority senior secured “last-out” term loan facility (the “Last Out Term Loan Facility”), in each case in the terms and subject to the conditions herein.

WHEREAS, the DIP ABL Revolver provided for in this DIP Credit Agreement refinances the liabilities and obligations under the Existing ABL Credit Agreement and hence this DIP Credit Agreement to the extent applicable to the DIP ABL Revolver shall be considered an “ABL Credit Agreement” under the ABL Intercreditor Agreement and share the same priority in the ABL Priority Collateral as the Existing ABL Credit Agreement.

WHEREAS, the DIP ABL Revolver and the Last Out Term Loan Facility constitute “ABL DIP Financing” under the ABL Intercreditor Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement (including the recitals hereto), the following terms shall have the meanings specified below:

“ABL Facility Provisions” shall mean Section 2.08, Sections 2.11(b)(i), (b)(ii), (b)(iii), (b)(iv) (solely with respect to the “waterfall” set forth in the proviso thereto) and (b)(v), Section 5.12, Section 5.15, Section 5.19 and Section 6.11(a).

“ABL Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of September 20, 2016 among the Loan Parties, the Administrative Agent, the trustee under the Senior Secured First Lien Notes Indenture as Notes Agent (as defined therein) and each Additional First Lien Agent (as defined therein) from time to time party thereunder.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as designated from time to time by the Administrative Agent as its “prime rate” at its principal office in New York, New York, (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) zero; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Limited Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan and/or any Last Out Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR ABL Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any DIP ABL Revolving Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Plan” shall mean a plan of reorganization for each of the Cases that provides for the termination of the unused commitments, the payment in full in cash (or, in the case of any outstanding Letters of Credit, cash collateralization in accordance with the terms hereof) of the Obligations on the effective date of such plan of reorganization and for which the Borrower shall use commercially reasonable efforts to provide customary releases in favor of the Administrative Agent and the Lenders.

“Account” shall mean, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Loan Parties and their Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of any Loan Party or any its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by any Loan Party or any its Subsidiaries, as stated on the respective invoice of any Loan Party or any its Subsidiaries, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” shall mean the customer of any Loan Party or any of its Subsidiaries who is obligated on or under an Account.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Pounds Sterling, Canadian Dollars, Euros or Swiss Franc or any other currency other than Dollars as may be acceptable to the Administrative Agent and the Issuing Bank with respect thereto in their sole discretion.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternative Borrowing Base” shall have the meaning assigned to such term in the definition of “Borrowing Base”.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Facility Fee Rate” shall mean 0.375% per annum.

“Applicable Margin” shall mean (i) in the case of the Last Out Term Loans, 6.50% per annum in the case of any Eurocurrency Loan and 5.50% per annum in the case of any ABR Loan and (ii) in the case of the DIP ABL Revolving Loans, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan.

“Appraisal Required Date” shall mean 60 days after the Closing Date (or such longer period of time as the Administrative Agent may agree in its sole discretion).

“Approved Budget” shall have the meaning given such term in the Interim Order or the Final Order, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A to this Agreement or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Automatic Stay” means the “automatic stay” arising as a result of the Cases.

“Availability Period” shall mean (i) in the case of each of the DIP ABL Revolving Loans, ABL Facility Borrowings and Letters of Credit, the period from and including the Closing Date to but excluding the earlier of the Scheduled Maturity Date and the date of termination of the DIP ABL Revolving Commitments and (ii) in the case of the Last Out Term Loans, the period from and including the Closing Date to the date that is three (3) Business Days following entry of the Final Order.

“Availability Reserves” shall mean such amounts as the Administrative Agent, in its Permitted Discretion, may from time to time establish to account for (i) the Carve-Out, (ii) slow moving Inventory and Inventory shrinkage with respect to Eligible Inventory, (iii) sums that the Loan Parties are or will be required to pay (such as taxes, assessments royalties, and insurance premiums) and have not yet paid, (iv) Rent Reserves, (v) the Dilution Reserve, (vi) the Gift Card Liability Reserve, (vii) the Lease Reserve, (viii) in the case of any Swap Agreement (or portion thereof) with respect to which the relevant Qualified Counterparty has elected to be paid in accordance with clause fourth under Section 7.03(a)(i)(4) and clause sixth under Section 7.03(a)(ii)(6), the Designated Hedging Reserve and (ix) solely to the extent not duplicative of any eligibility criteria used in determining the Borrowing Base and solely to the extent not duplicative of any of the foregoing reserves, such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder. Without limiting the generality of the foregoing, Availability Reserves established to ensure the payment of Indebtedness shall be deemed to be a reasonable exercise of the Administrative Agent’s credit judgment established in its Permitted Discretion.

“Avoidance Action” shall have the meaning assigned to such term in the Interim Order or Final Order, as applicable.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bona Fide Debt Fund” shall mean any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor or operating customer of the Borrower and/or any Subsidiary or (b) any Affiliate of any such competitor or operating customer, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is an Ineligible Institution.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum of:

(a) up to 90% of the book value of Eligible Credit Card Accounts at such time; plus

(b) up to 85% of the book value of Eligible Concession Accounts at such time; plus

(c) up to 85% of the book value of Eligible Royalty Accounts at such time; plus

(d) up to 85% of the book value of Eligible Wholesale Accounts at such time; plus

(e) up to 90% of the Net Orderly Liquidation Value of the cost of Eligible Inventory on a first-in, first-out basis; minus

(f) Availability Reserves.

In the event the Administrative Agent has not received the Initial Asset Appraisal and the Initial Field Exam prior to the Closing Date, during the period from the Closing Date and until Administrative Agent’s receipt of the Initial Asset Appraisal and the Initial Field Exam, the Borrowing Base shall be calculated to be (i) 90% of the “Borrowing Base” under the Existing ABL Credit Agreement (with updated Borrowing Base certificates to be delivered on the schedule set forth herein but calculated in a manner consistent with the Existing ABL Credit Agreement and reflecting the above advance rates) minus (ii) reserves to account for the Carve-Out (the “Alternative Borrowing Base”).

On and after the Administrative Agent’s receipt of the Initial Asset Appraisal and the Initial Field Exam, the Borrowing Base shall no longer be based on the Alternative Borrowing Base but shall be based on the Borrowing Base as provided above. In the event that the Administrative Agent has not received the Initial Asset Appraisal by the Appraisal Required Date and the Initial Field Exam by the Field Exam Required Date, respectively, the Borrowing Base shall be deemed to be $0 until the Initial Asset Appraisal and the Initial Field Exam are delivered.

“Borrowing Base Certificate” shall mean a certificate of the Borrower, on behalf of each Loan Party, in substantially the form of Exhibit B hereto, duly completed as of a relevant date required in accordance with this Agreement or such earlier date from time to time determined by Borrower at its option.

“Borrowing Minimum” shall mean $2.0 million.

“Borrowing Multiple” shall mean $1.0 million.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof accounted for as a liability at such time determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the Interim Order or Final Order, as applicable.

“Cases” shall have the meaning assigned to such term in the recitals hereto.

“Cash Collateral Account” shall mean a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Administrative Agent or subject to the control of the Administrative Agent pursuant to the Interim Order or Final Order, as applicable, and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as set forth in Section 5.19(b) and (b) in the case of a securities account, with respect to which entitlement orders with respect thereto shall only be given in accordance with Section 5.19(b).

“Cash Dominion Period” shall mean any period (a) beginning on the date on which Excess Availability shall have been less than 12.5% of the DIP ABL Loan Cap, and (b) ending on the date on which Excess Availability is equal to or greater than 12.5% of the DIP ABL Loan Cap for each day during a period of 20 consecutive calendar days.

“CGHL” shall mean Claire’s (Gibraltar) Holdings Limited.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the first date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 9.08.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean the “DIP Collateral” as defined in, and the security interests therein granted pursuant to, the Interim Order. For the avoidance of doubt, “Excluded Assets” shall at no time constitute Collateral, provided that if at any time any legal prohibition that is causing an asset to be classified as an Excluded Asset is lifted, such asset shall then become Collateral.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders and the other Secured Parties.

“Commitment Letter” shall mean the Commitment Letter, dated as of March 11, 2018, by and between Citigroup Global Markets Inc. and the Borrower.

“Commitments” shall mean the DIP ABL Revolving Commitments and the Last Out Term Loan Commitments.

“Committee Professionals” shall mean any professionals retained by any official committee of unsecured creditors appointed under Section 1103 of the Bankruptcy Code.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order” shall mean an order of the Bankruptcy Court confirming the Acceptable Plan, which order shall be reasonably acceptable in form and substance to the Administrative Agent and the Debtors.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by Borrower or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Controlled Deposit Account” shall mean each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement or subject to the control of the Administrative Agent pursuant to the Interim Order or Final Order, as applicable, and that is maintained by any Loan Party with a financial institution approved by the Administrative Agent, such approval not to be unreasonably withheld.

“Controlled Securities Account” shall mean each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement or subject to the control of the Administrative Agent pursuant to the Interim Order or Final Order, as applicable, and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Administrative Agent, such approval not to be unreasonably withheld.

“Credit Card Agreements” shall mean all agreements or notices, each in form and substance reasonably satisfactory to Administrative Agent, now or hereafter entered into by any Loan Party with any credit card issuer or any credit card processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Receivables” shall mean, collectively all present and future rights of Loan Parties to payment from (a) any major credit card issuer or major credit card processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) any major credit card issuer or major credit card processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major credit card issuer or major credit card processor pursuant to a Credit Card Agreement or otherwise.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Support Assets” means (a) ABL Priority Collateral and (b) any unencumbered (or partly encumbered) asset that is subject to a Superpriority Claim in favor of the Administrative Agent and the Lenders (including, without limitation, the unencumbered 35% portion of the equity of Claire’s Swiss Holdings LLC and Claire’s Stores Canada Corp.).

“Debtor” shall have the meaning assigned to such term in the recitals hereto.

“Debtor Professionals” shall mean persons or firms retained by the Loan Parties pursuant to section 327, 328 or 363 of the Bankruptcy Code.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.21, any Lender that (a) has (i) failed to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) failed to pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, or (iii) become the subject of a Bail-In Action, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Hedging Reserve” shall mean, as of any date, such reserves as the Administrative Agent determines in its Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure owed by the relevant Loan Parties to all Qualified Counterparties under all Swap Agreements. Such exposure shall be the sum of the positive aggregate MTM values to each Qualified Counterparty of all Swap Agreements with such Qualified Counterparty outstanding at the time of the relevant calculation. The aggregate MTM value to a Qualified Counterparty of all Swap Agreements with such Qualified Counterparty shall be calculated (1) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement) with such Qualified Counterparty and (2) if applicable, by taking into account any master netting agreement or arrangement in place among such Qualified Counterparty, any Subsidiary or Affiliate thereof that is also party to a Swap Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Swap Agreements to such Qualified Counterparty and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Swap Agreements on a net basis across all such Swap Agreements; provided that the Borrower (a) certifies to the Administrative Agent that such master netting agreement shall apply to all such Swap Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Swap Agreement and (b) upon request, provides to the Administrative Agent a copy of the master netting agreement. In calculating the positive aggregate MTM value to a Qualified Counterparty, the value of collateral (other than any Collateral) posted to such Qualified Counterparty in respect of such Swap Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Swap Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (i) the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that the Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Swap Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Swap Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Swap Agreement the amount of cash collateral or (ii) the value of non-cash collateral with such value as determined by the relevant Qualified Counterparty or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that the Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Swap Agreements with a Qualified Counterparty is a negative amount to such Qualified Counterparty (i.e., if all such Swap Agreements with such Qualified Counterparty are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Swap Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Borrower together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or Borrower, as applicable, for such MTM value, which shall be used by the Administrative Agent in calculating the relevant portion of the Designated Hedging Reserves. If a Qualified Counterparty fails to provide the MTM value of a Swap Agreement within the relevant timeframe specified above, then the Administrative Agent (I) shall give the Borrower notice thereof within three Business Days from the date such Qualified Counterparty was required to provide such MTM value and (II) may (but is not obligated to) provide, upon receiving from the Borrower or the relevant Loan Party all of the information reasonably determined by the Administrative Agent as being necessary to determine the MTM value of the relevant Swap Agreement, a proposed MTM value of the relevant Swap Agreement within such three Business Day period. If the Administrative Agent agrees to provide such a proposed MTM value and the Borrower does not notify the Administrative Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, discounts, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrower and the other Loan Parties in a manner consistent with current and historical accounting practices of the Borrower and the other Loan Parties.

“Dilution Ratio” shall mean, at any time, the amount (expressed as a percentage) equal to (1) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrower and the other Loan Parties for the most recently ended twelve (12) fiscal month period divided by (2) total gross sales of the Borrower and the other Loan Parties for such most recently ended twelve (12) fiscal month period; provided that (a) at any time the Dilution Ratio is calculated to be 5% or less, such Dilution Ratio will be deemed to be zero and (b) at any time the Dilution Ratio is calculated to be greater than 5%, such Dilution Ratio shall be limited to the actual incremental percentage above 5%.

“Dilution Reserve” shall mean, at any date, the product of (1) the applicable Dilution Ratio at such time multiplied by (2) the aggregate amount of Eligible Concession Accounts, Eligible Credit Card Accounts, Eligible Royalty Accounts and Eligible Wholesale Accounts, taken together, at such time.

“DIP ABL Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the DIP ABL Revolving Loans outstanding at such time, and (b) the Revolving L/C Exposure at such time. The DIP ABL Credit Exposure of any DIP ABL Lender at any time shall be the product of (x) such DIP ABL Lender’s DIP ABL Facility Percentage and (y) the aggregate DIP ABL Credit Exposure of all DIP ABL Lenders, collectively, at such time.

“DIP ABL Facility Percentage” shall mean, with respect to any DIP ABL Lender, the percentage of the total DIP ABL Revolving Commitments represented by such DIP ABL Lender’s DIP ABL Revolving Commitment. If the DIP ABL Revolving Commitments have terminated or expired, the DIP ABL Facility Percentages shall be determined based upon the DIP ABL Revolving Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“DIP ABL Lender” shall mean a Lender with a DIP ABL Revolving Commitment or with outstanding DIP ABL Revolving Loans.

“DIP ABL Loan Cap” shall mean, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the DIP ABL Revolving Commitments.

“DIP ABL Revolver” shall have the meaning assigned to such term in the recitals hereto.

“DIP ABL Revolving Loans” shall mean the loans made by the relevant Lenders pursuant to Section 2.01.

“DIP ABL Revolving Commitments” shall mean, with respect to each Lender, the commitment of such Lender to make DIP ABL Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such DIP ABL Lender’s DIP ABL Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or (b) reduced or increased from time to time pursuant to assignments by or to such DIP ABL Lender under Section 9.04. The amount of each DIP ABL Lender’s DIP ABL Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such DIP ABL Lender shall have assumed its DIP ABL Revolving Commitment, as applicable. The aggregate amount of the DIP ABL Lenders’ DIP ABL Revolving Commitments on the Closing Date is $75 million.

“DIP Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph.

“DIP Facilities” shall mean the DIP ABL Revolver and the Last Out Term Loan Facility.

“DIP Orders” shall mean the Interim Order and the Final Order.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Scheduled Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company or a Subsidiary listed on Schedule 1.01A.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Concession Accounts” shall mean all of the Accounts (net of fees) of the Loan Parties arising in the ordinary course of business from arrangements under which goods or services of third parties are sold or performed in the Loan parties’ retail stores or e-commerce sites, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible Concession Accounts shall not include any of the following Accounts:

(a) Any Account that does not arise from concession arrangements of such Loan Party in the ordinary course of business;

(b) Any Account (i) upon which such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) Any Account to the extent that any credit or any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d) Any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account;

(e) Any Account with respect to which an invoice, reasonably acceptable to the Administrative Agent, in form and substance, has not been sent to the applicable Account Debtor;

(f) Any Account that (i) is not owned by such Loan Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than those (x) Liens expressly permitted under Section 6.02(b) and (y) Qualified Liens;

(g) Any Account that arises from a contract with any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer with any Loan Party;

(h) Any Account that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i) Any Account to the extent a Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party or any Subsidiary thereof but only to the extent of the potential offset;

(j) Any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date; or

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(k) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l) Any Account that is the obligation of an Account Debtor if 50% or more of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(m) Any Account as to which the Collateral Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(n) Any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(o) Any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper (each as defined by the New York Uniform Commercial Code); or

(p) Any Account that is payable in any currency other than Dollars.

“Eligible Credit Card Accounts” shall mean all of the Credit Card Receivables (net of fees) of the Loan Parties that arise in the ordinary course of business, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible Credit Card Accounts shall not include any of the following Credit Card Receivables:

(a) Credit Card Receivables that have been outstanding for more than ten (10) Business Days from the date of sale;

(b) Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than those (i) Liens expressly permitted under Section 6.02(b) and (ii) Qualified Liens);

(c) Credit Card Receivables that are not subject to a first priority perfected Lien in favor of Administrative Agent on behalf of the Secured Parties;

(d) Credit Card Receivables which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback); or

(e) Credit Card Receivables which the credit card processor has the right under certain circumstances to require the Loan Parties to repurchase such Accounts from such credit card processor.

“Eligible In Transit Inventory” shall mean finished goods Inventory owned by a Loan Party which is in transit to such Loan Party’s owned or leased location in the contiguous United States from a location of a vendor with a freight carrier or shipping company which is not an Affiliate of any Loan Party or the vendor and which Inventory is not excluded as ineligible by virtue of one or more of the criteria set forth below and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible In Transit Inventory shall not include any of the following Inventory:

(a) Inventory (i) that has not been identified in a contract of sale between a vendor and a Loan Party, and (ii) Inventory in respect of which such vendor has or maintains rights to reclaim, divert the shipment of, reroute, repossess, stop delivery of such Inventory (whether under applicable law or pursuant to effective documents of title or otherwise unless (x) reserves reasonably satisfactory to Administrative Agent have been established with respect thereto or (y) a reasonably satisfactory waiver of such rights by vendor has been delivered to Administrative Agent); or

(b) Inventory not otherwise deemed to be “Eligible Inventory” (other than failure to comply with clauses (b) and (c) thereof).

“Eligible Inventory” shall mean, all of the Inventory owned by a Loan Party that is not excluded as ineligible by virtue of one or more of the criteria set forth below and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible Inventory shall not include any of the following Inventory:

(a) Inventory that is not owned by such Loan Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Loan Party’s performance with respect to that Inventory), except for (x) those Liens expressly permitted under Section 6.02(b) and (y) Qualified Liens;

(b) Inventory that is (i) not located on premises owned, leased or rented (including warehouse storage space) by such Loan Party other than as set forth in clause (c) below;

(c) Inventory that is in transit, except for (x) Inventory in transit from (i) an owned or leased location of the Loan Parties to another owned or leased location of the Loan Parties, or a franchisee of the Loan Parties, in the United States or (ii) a location of the Loan Parties to another location of the Loan Parties, in Canada, in each case, as to which Collateral Agent’s Liens have been perfected at origin and destination and (y) Eligible In Transit Inventory;

(d) Inventory that is covered by a negotiable document of title, unless such original document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and Lenders (other than those Liens expressly permitted under Section 6.02(b) and Qualified Liens);

(e) Inventory that is used (other than trade-ins and returns described in clause (g) below) excess, obsolete, unsaleable, shopworn, seconds, samples, damaged, unfit for sale, imperfects, or designed or held for destruction;

(f) Inventory that consists of display items or packing or shipping materials, manufacturing supplies, raw materials, parts, subassemblies, work-in-process, tooling, replacement parts (excluding from the foregoing, however, readily saleable components) or other unfinished Inventory;

(g) Inventory that consists of goods which have been returned by the buyer (other than trade-ins which are undamaged and fit for immediate sale in the ordinary course of business and other than returns that have been restocked and can be resold as new);

(h) Inventory that is not of a type held for sale in the ordinary course of such Loan Party’s business;

(i) Inventory that is not subject to a first priority lien in favor of the Collateral Agent on behalf of itself and Lenders;

(j) Inventory as to which any of the representations or warranties pertaining to it set forth in the Loan Documents is untrue;

(k) [Reserved];

(l) Inventory that that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) Inventory that is not covered by casualty insurance reasonably acceptable to the Administrative Agent; or

(n) Inventory (i) subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained), (ii) subject to the payment of any monies to any third party upon such sale or disposition unless reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto or (iii) which may not be sold without violation or infringement of the intellectual property rights of third parties; or

(o) Inventory located outside the United States, except for Eligible In Transit Inventory.

“Eligible Royalty Accounts” shall mean all of the Accounts (net of fees) of the Loan Parties arising in the ordinary course of business from arrangements under which third parties pay royalties, licensing fees or similar fees to a Loan Party for the use of intellectual property or other proprietary rights of a Loan Party, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible Royalty Accounts shall not include any of the following Accounts:

(a) Any Account (i) upon which such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(b) Any Account to the extent that any credit or any defense, counterclaim, setoff or dispute is asserted as to such Account;

(c) Any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account;

(d) Any Account with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(e) Any Account that (i) is not owned by such Loan Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than those (x) Liens expressly permitted under Section 6.02(b) or 6.02(ff) and (y) Qualified Liens;

(f) Any Account that arises from a contract with any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer with any Loan Party;

(g) Any Account that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(h) (h) Any Account to the extent a Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party or any Subsidiary thereof but only to the extent of the potential offset;

(i) Any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date; or

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(j) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k) Any Account that is the obligation of an Account Debtor if 50% or more of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(l) Any Account as to which the Collateral Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(m) Any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(n) Any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper; or

(o) Any Account that is payable in any currency other than Dollars.

“Eligible Wholesale Accounts” shall mean all of the Accounts (net of fees) of the Loan Parties arising in the ordinary course of business from the sale of the Loan Parties’ Inventory at wholesale to Persons (including franchisees of the Loan Parties) who intend to resell such Inventory, which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Administrative Agent. Eligible Wholesale Accounts shall not include any of the following Accounts:

(a) Any Account that does not arise from the sale of Inventory or the performance of services by such Loan Party in the ordinary course of business;

(b) Any Account (i) upon which such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) Any Account to the extent that any credit or any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d) Any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) Any Account with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(f) Any Account that (i) is not owned by such Loan Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than those (x) Liens expressly permitted under Section 6.02(b) and (y) Qualified Liens;

(g) Any Account that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer with any Loan Party;

(h) Any Account that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i) Any Account that is the obligation of an Account Debtor located in a country other than the United States or Canada unless payment thereof is assured by a letter of credit pledged to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer;

(j) Any Account to the extent such Loan Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party or any Subsidiary thereof but only to the extent of the potential offset;

(k) Any Account that arises with respect to goods that are delivered on a bill-and-hold, credit hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l) Any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date; or

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(m) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(n) Any Account that is the obligation of an Account Debtor if 50% or more of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(o) Any Account as to which the Collateral Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(p) Any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(q) Any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(r) Any Account that is payable in any currency other than Dollars; or

(s) Any Account that is a Credit Card Receivable, regardless of whether any such Account is an Eligible Credit Card Account.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b) and (c) of the Code.

“ERISA Event” shall mean (a) any Reportable Event occurs or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of Title I of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, after the effectiveness of Title II of the Pension Act, that it is in endangered or critical status, within the meaning of Section 305 of ERISA); (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (i) on and after the effectiveness of Title I of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (j) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any DIP ABL Revolving Loan and/or Last Out Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Availability” shall mean, at any time of determination by the Administrative Agent thereof, the result, if a positive number, of (a) the DIP ABL Loan Cap as of such date, minus (b) the DIP ABL Credit Exposure at such time.

“Exchange Transaction Documents” shall mean the Offer to Exchange by Claire’s Stores, Inc., CLSIP LLC, CGHL, dated August 12, 2016, and all documents related to the exchange contemplated therein, including, without limitation, the Term Loan Credit Agreement in substantially the form attached as Annex A-1 to such Offer to

Exchange, the Newco Term Loan Credit Agreement in substantially the form attached as Annex A-2 to such Offer to Exchange, the Intellectual Property Agreement between CLSIP LLC and CBI Distributing Corp. referred to therein, the Claire’s Gibraltar Term Loan Credit Agreement in substantially the form attached as Annex A-3 to such Offer to Exchange, together with all collateral agreements, intercreditor agreements and other documents entered into in connection with any of the foregoing.

“Exchange Transaction Expenses” shall mean any fees or expenses incurred or paid by CGHL (or any direct or indirect parent of CGHL) or any of its Subsidiaries directly or indirectly in connection with the Exchange Transactions, the Existing ABL Credit Agreement and the other Loan Documents (as defined therein) and the Existing Revolving Credit Facility Documents (as defined in the Existing ABL Credit Agreement) (including expenses in connection with Swap Agreements) and the transactions contemplated thereby including, without limitation, payments which are accelerated or increased by reason of the consummation of the Exchange Transactions.

“Exchange Transactions” shall mean, collectively, the transactions that have or will occur pursuant to the Exchange Transaction Documents.

“Excluded Assets” shall mean (i) any leasehold interest of a Debtor, (ii) any escrow, fiduciary, or trust account, (iii) the Debtors’ intellectual property, to the extent the assignment of the creation of a lien thereon would violate applicable non-bankruptcy law unless such violation is excused or permitted under applicable bankruptcy law, (iv) any amount in excess of 65% of the equity interests in (x) Claire’s Swiss Holdings, LLC or (y) any non-US subsidiary of a Debtor, (v) the Professional Fees Account (including funds held in the Professional Fees Account); provided that the applicable Debtor’s residual interest in any funds remaining after payment of the applicable professional fees and expenses shall not constitute an Excluded Asset, (vi) Avoidance Actions (but not proceeds thereof) and (vii) any other assets of the Debtors’ estates to the extent that a pledge or creation of a lien on such assets would (x) violate applicable non-bankruptcy law unless such violation is excused or permitted under applicable bankruptcy law or (y) result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under any Loan Document, (a) any income Taxes imposed on (or measured by) its net income (however denominated or franchise Taxes imposed in lieu of net income Taxes) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan, (x) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Tax that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f) with respect to such Loan, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of August 12, 2016 (as amended and in effect to the date hereof), by and among, inter alios, Holdings, the Borrower, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent.

“Existing ABL Credit Agreement Refinancing” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Fee” shall mean 0.25% of the DIP ABL Revolving Commitments and the Last Out Term Loans outstanding at the time the Scheduled Maturity Date is extended in accordance with the provisions hereof and the Interim Order or DIP Order, as applicable.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder.

“Facility Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Facility Percentage” means the DIP ABL Facility Percentage and/or the Last Out Term Facility Percentage, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code) as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any applicable intergovernmental agreement or treaty with respect thereto and applicable official implementing guidance thereunder.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

“Fee Letter” shall mean the Fee Letter, dated as of March 11, 2018, by and between Citigroup Global Markets Inc. and the Borrower.

“Fees” shall mean the Facility Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Field Exam Required Date” shall mean 90 days after the Closing Date (or such longer period of time as the Administrative Agent may agree in its sole discretion).

“Final Order” shall have the meaning assigned to such term in the Interim Order.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller (or the equivalents in the relevant jurisdictions) of such person.

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of March 2, 2012, as amended (as the same may be amended, supplemented or otherwise modified from time to time), among the Collateral Agent in its capacity as collateral agent under this Agreement, the Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent and trustee under the Senior Secured First Lien Indenture as Indenture Agent (as defined therein) thereunder, the Grantors referred to therein and each additional agent from time to time referred to therein.

“Foreign Lender” shall mean any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender with respect to any Issuing Bank, such Defaulting Lender’s DIP ABL Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” shall mean, collectively, Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of Apollo Management, L.P. or the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.19, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gibraltar 2019 Unsecured Credit Facility” means the credit facility governed by that certain Credit Agreement, dated as of August 12, 2016 (and effective as of September 20, 2016), by and among, inter alios, CGHL, as borrower, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Gibraltar 2021 Unsecured Credit Facility” means the credit facility governed by that certain Credit Agreement, dated as of September 20, 2016, by and among, inter alios, CGHL, as borrower, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Gibraltar Secured Credit Facility” means the credit facility governed by that certain Credit Agreement, dated as of January 5, 2017, by and among, inter alios, CGIH, as borrower, the lenders from time to time party thereto and Botticelli LLC, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Gibraltar Facility” means the Gibraltar 2019 Unsecured Credit Facility, the Gibraltar 2021 Unsecured Credit Facility and the Gibraltar Secured Credit Facility.

“Gibraltar Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by CGHL and its Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CGHL to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Gibraltar Term Sheet” shall mean the Summary of Terms and Conditions for the Gibraltar Term Loan Amendment furnished pursuant to Item 7.01 of a Form 8-K filed on March 20, 2018.

“Gift Card Liabilities” shall mean, at any time, the aggregate remaining balance at such time of outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory

“Gift Card Liability Reserve” shall mean (x) as of the Closing Date, an amount up to 25% of the Gift Card Liabilities as reflected in the Loan Parties’ books and record and (y) after delivery of the Initial Asset Appraisal and Initial Field Exam, an amount up to 40% of the Gift Card Liabilities as reflected in the Loan Parties’ books and records, as determined by the Administrative Agent in its Permitted Discretion.

“GOB Liquidation Sale Event” shall mean a sale of all or substantially all Inventory of a Store conducted by a third-party liquidation firm where the sale price of the Inventory is expected to be set, on average, at less than 75% of the most recent average full list price.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01D.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter in order to update such list with bona fide competitors of the Borrower and its Subsidiaries, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Initial Approved Budget” shall have the meaning assigned to such term in the Interim Order.

“Initial Asset Appraisal” shall mean an inventory appraisal prepared by one or more third parties that are reasonably satisfactory to the Administrative Agent (it being understood and agreed that Hilco Valuation Services is acceptable to the Administrative Agent).

“Initial DIP Lender” shall mean Citibank, N.A.

“Initial Field Exam” shall mean a field exam prepared by one or more third parties that are reasonably satisfactory to the Administrative Agent (it being understood and agreed that Hilco Valuation Services is acceptable to the Administrative Agent).

“Initial Maturity Date” shall mean March 22, 2019.

“Interest Election Request” shall mean a request by the Borrower to convert or continue an DIP ABL Revolver Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, in relation to the LIBO Rate Loans for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Interim Order” shall mean that certain Interim Order (as amended, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent and the Required Lenders) (i) authorizing the Debtors to obtain post-petition financing pursuant to Section 364 of the Bankruptcy Code, (ii) authorizing the use of cash collateral pursuant to Section 363 of the Bankruptcy Code, (iii) granting adequate protection to the Prepetition Secured Parties pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code, (iv) granting Liens and Superpriority Claims, (v) modifying the automatic stay, and (vi) scheduling a final hearing.

“Inventory” shall mean all of the “inventory” (as such term is defined in the UCC or the PPSA) of the Loan Parties and their Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Loan Party or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean Citibank, N.A. and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Junior Financing” shall mean (i) any junior lien Indebtedness and/or any unsecured third party Indebtedness, in each case for borrowed money of any Loan Party that is expressly subordinated in right of payment to the Obligations, (ii) Indebtedness under the Prepetition 1L Secured Facilities and (iii) Indebtedness under the Senior Secured Second Lien Notes Indenture, dated as of March 4, 2011 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as indenture trustee and collateral agent.

“Last Out Term Loan Commitments” shall mean the commitments of the Lenders to make Last Out Term Loans under the Last Out Term Loan Facility. The amount of each Last Out Term Lender’s Last Out Term Loan Commitment is set forth on Schedule 2.01. As of the Closing Date, the Last Out Term Loan Commitments shall be $60,000,000.

“Last Out Term Lender” shall mean any Lender that has a Last Out Term Loan Commitment.

“Last Out Term Loan Facility” shall have the meaning assigned such term in the recitals hereto.

“Last Out Term Facility Percentage” means, with respect to any Last Out Term Lender, as applicable, (a) the percentage of the total outstanding Last Out Term Loan Commitments represented by such Last Out Term Lender’s Last Out Term Loan Commitment or (b) the percentage of the total outstanding Last Out Term Loans represented by such Last Out Term Lender’s Last Out Term Loans.

“Last Out Term Loans” shall mean the last-out term loans made by the Lenders under the Last Out Term Loan Facility.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lead Arranger” shall mean Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole bookrunner of the DIP Facilities.

“Lease Reserve” shall mean a reserve, in an amount established by the Administrative Agent in its Permitted Discretion, in respect of Inventory held at any leased Store locations intended to be closed pursuant to a GOB Liquidation Sale Event with respect to which the lease therefor is or is intended to be terminated by the applicable Loan Party.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit C-3.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $10 million (or the equivalent thereof in an Alternate Currency).

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the greater of (a) zero and (b) the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as quoted by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the ABL Intercreditor Agreement, the Letters of Credit, the Notes, the Fee Letter and the DIP Orders.

“Loan Document Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the DIP Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the DIP Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the DIP Credit Agreement and each of the other Loan Documents (including all other DIP Obligations (as defined in the Interim Order or the Final Order, as applicable)) and (c) the due and punctual payment and performance of all the Obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Loan Parties” shall mean Holdings, the Borrower and the other Debtors.

“Loans” shall mean the DIP ABL Revolving Loans together with the Last Out Term Loans.

“Local Time” shall mean New York City time.

“Mandatory Prepayment Asset Sale” shall mean the disposition of any Credit Support Assets in reliance on Sections 6.05(a)(iii), (a)(v), (e) and/or (h) resulting in Net Cash Proceeds in excess of $300,000.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder (other than any events leading up to, related to or resulting from the Cases or the Cases themselves).

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) that is incurred after the Petition Date or not subject to the Automatic Stay of any one or more of Holdings, the Borrower or any Subsidiary (other than Indebtedness among Holdings, the Borrower and/or any Subsidiary, but for the avoidance of doubt to include the Gibraltar Facilities) in an aggregate principal amount exceeding $15 million.

“Material Post-Petition Contract” shall mean any contractual obligation to which the Borrower or any of the Loan Parties is a party (other than the Loan Documents) that was entered into or became effective after the Petition Date for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean (a) in connection with any Mandatory Prepayment Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Mandatory Prepayment Asset Sale or Recovery Event, and other customary fees, expenses and selling costs actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by any Loan Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction, (iv) cash escrows (until released from escrow to the Borrower and/or any Subsidiary) from the sale price for the relevant Mandatory Prepayment Asset Sale and (v) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of any Loan Party as a result thereof and (b) in connection with any issuance of any Equity Interests or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, with respect to any Inventory, the net appraised orderly liquidation value (expressed as a percentage) of such Inventory (net of liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined by reference to the appraisal of the Inventory prepared by Hilco Valuation Services, dated May 20, 2016 (appraising Inventory as of February 27, 2016); provided that following delivery of the Initial Asset Appraisal pursuant to Section 5.15(c), Net Orderly Liquidation Value shall be determined by reference to the Initial Asset Appraisal.

“New Subsidiary Guarantor” shall have the meaning assigned to such term in Section 5.10.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(f).

“Notes Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Obligations” shall mean (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an agent or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an agent or an Affiliate of a Lender at the time such Swap Agreement is entered into and (c) the due and punctual payment and performance of all obligations of the Borrower and any of its Subsidiaries in respect of overdrafts and related liabilities owed to a Lender or any of its Affiliates (or any other Person designated by the Borrower as a provider of cash management services and entitled to the benefit of this Agreement) and arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, ACH services and other cash management arrangements).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest, penalties and additions related thereto (but not Excluded Taxes).

“Overadvance Amount” shall mean at any time the amount by which DIP ABL Credit Exposure exceeds the DIP ABL Loan Cap.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form consistent with the Perfection Certificate delivered under the Existing ABL Credit Agreement or in another form reasonably satisfactory to the Administrative Agent.

“Permitted Cash Management Investment” means, to the extent that the aggregate amount of cash on hand of the Borrower and its Subsidiaries that are domestic subsidiaries would exceed $30 million for a period of 30 consecutive days, any Investment consisting of the transfer of cash by any Loan Party in any Subsidiary that is not a Loan Party in an amount equal to $1 more than the amount of such cash in excess of $30 million, so long as the Subsidiary that is not a Loan Party that receives such cash transfer returns the relevant transferred amount to the Borrower and/or any other Loan Party within two Business Days following the date of transfer.

“Permitted Discretion” shall mean the reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Gibraltar Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), one or more of the Gibraltar Facilities and/or any Permitted Gibraltar Refinancing Indebtedness in respect thereof; provided, that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Gibraltar Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced, taken as a whole (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, customary and reasonable fees, commissions and expenses),

(b) the maturity date of such Permitted Gibraltar Refinancing Indebtedness must be at least six (6) months after the Scheduled Maturity Date at the time of the issuance or incurrence of such Permitted Gibraltar Refinancing Indebtedness,

(c) unless the Administrative Agent otherwise agrees, the Permitted Gibraltar Refinancing Indebtedness shall (i) be on economic terms (i.e., interest rate margin, interest rate “floor”, upfront fees and call protection), taken as a whole, not materially less favorable to the Borrower than the economic terms applicable to the Indebtedness being refinanced, taken as a whole, and (ii) contain covenants, taken as a whole, not materially less favorable (including with respect to the ability to make Investments in or restricted payments to, the Borrower and its domestic subsidiaries) to the Borrower than the most restrictive covenants contained in the documentation governing any Gibraltar Facility, and

(d) the Permitted Gibraltar Refinancing Indebtedness shall be secured only by Liens on the assets of CGHL and its Subsidiaries.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A by S&P or A by Moody’s;

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Variance” shall have the meaning assigned such term in the Interim Order or DIP Order, as applicable.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the recitals hereto.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower or any ERISA Affiliate, and (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Prepetition 1L Debtholders” shall mean the holders of the obligations under the Prepetition 1L Secured Facilities owed by the Debtors.

“Prepetition 1L Secured Facilities” shall mean (a) that certain Term Loan Credit Agreement, dated as of September 20, 2016 (the “Prepetition Term Loan Facility”), among the Borrower, the lenders party thereto from time to time, and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time; (b) the Senior Secured First Lien Notes Indentures; and (c) that certain Senior Secured First Lien Notes Indenture, dated as of March 15, 2013, between the Borrower and The Bank of New York Mellon Trust Company, as trustee and collateral agent, as amended, supplemented or otherwise modified from time to time.

“Prepetition 1L Secured Parties” shall mean the Prepetition 1L Debtholders.

“Prepetition 2L Secured Parties” shall have the meaning assigned to such term in Section 2.23(b).

“Prepetition RCF Revolver” shall mean that certain Second Amended and Restated Credit Agreement dated as of August 12, 2016 and effective as of September 20, 2016 (as amended and in effect from time to time) among Holdings, the Borrower, certain lenders party thereto and Credit Suisse AG, as administrative agent for such lenders.

“Prepetition Secured Parties” shall mean the Prepetition 1L Secured Parties and the Prepetition 2L Secured Parties.

“Prepetition Term Loan Facility” shall have the meaning assigned to such term in the definition of the term “Prepetition 1L Secured Facilities”.

“Priming Lien” shall have the meaning to such term in Section 2.24.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Professional Fees” shall mean all unpaid fees and expenses incurred by Professional Persons.

“Professional Fees Account” shall have the meaning assigned such term in the Interim Order or the Final Order, as applicable.

“Professional Persons” shall mean Debtor Professionals and Committee Professionals.

“Proposed Supplemental Budget” shall mean a proposed “rolling” budget covering at least the 13-week period subsequent to the date of delivery of such proposed budget.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Borrower (a) that is a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, (b) the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries or (ii) one or more other Qualified CFC Holding Companies and (c) has no outstanding Guarantee of Indebtedness of Holdings, the Borrower or any Domestic Subsidiary.

“Qualified Counterparty” shall mean, with respect to any Swap Agreement, any counterparty thereto that, at the time such Swap Agreement was entered into or on the Closing Date, was a Lender or an agent or an affiliate of a Lender.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified Liens” shall mean those Liens expressly permitted by Sections 6.02(d) or (e) (solely as such relate to (a) statutory landlord’s liens on Inventory located on such leased premises of the Loan Parties or (b) possessory liens of a carrier or warehouseman or similar possessory liens upon Inventory in the possession of such carrier or warehouseman securing only the freight charges or storage charges for the transportation or storage of such Inventory of the Loan Parties) and 6.02(k)).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recovery Event” shall mean the receipt by any Loan Party of any cash payments or proceeds under any casualty insurance policy in respect of a covered loss thereunder with respect to any Credit Support Asset or as a result of the taking of any Credit Support Asset of any Loan Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such Credit Support Asset to a purchaser with such power under threat of such a taking, in each case in excess of $300,000.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” shall mean a reserve established by the Administrative Agent in respect of rent payments (not to exceed two months’ rent) made by a Loan Party for each location in the states of Pennsylvania, Washington and Virginia at which Inventory of a Loan Party is located that is not subject to a satisfactory landlord waiver or bailee letter, as applicable (as reported to the Administrative Agent by the Borrower from time to time as requested by the Administrative Agent), as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required ABL Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having a majority in aggregate principal amount of the DIP ABL Revolving Commitments of all Lenders (other than DIP ABL Revolving Commitments of Defaulting Lenders) or, if the DIP ABL Revolving Commitments shall have terminated, having a majority in aggregate principal amount of the DIP ABL Credit Exposure of all Lenders (other than DIP ABL Credit Exposure of Defaulting Lenders).

“Required Lenders” shall mean the Lenders who, when taken together, hold more than 50% of the total amount of Commitments held by the Lenders.

“Required Term Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having a majority in aggregate principal amount of the Last Out Term Loans or Last Out Term Loan Commitments, as the case may be, of all Lenders (other than Last Out Term Loans or Last Out Term Loan Commitments of Defaulting Lenders).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any DIP ABL Lender at any time shall mean its DIP ABL Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine)

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” shall mean the Initial Maturity Date; provided that the Borrower may extend the Initial Maturity Date by six (6) months, subject to (i) the Debtors having filed a plan of reorganization, (ii) a hearing having been scheduled before the Bankruptcy Court to consider confirmation of the plan of reorganization, (iii) the Debtors working in good faith to confirm the plan of reorganization, (iv) the Debtors having provided an updated budget and operating forecast to the Administrative Agent, reasonably acceptable to the Administrative Agent, (v) the Borrower having paid the Extension Fee to the Administrative Agent for the account of the applicable Lenders on the date of such extension, and (vi) no Default or Event of Default existing on the date of such extension.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean the Second Lien Intercreditor Agreement dated as of March 4, 2011 (as the same may be amended, supplemented or otherwise modified from time to time) among the Collateral Agent, as a First Lien Agent and each other First Lien Obligations Agent (as defined therein) thereunder from time to time, the Bank of New York Mellon Trust Company, N.A., as a Second Priority Agent and each other Second Priority Agent (as defined therein) from time to time party thereto, Holdings, the Borrower and each Subsidiary of the Borrower referred to therein.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders and the Issuing Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured First Lien Notes” shall mean the 9.00% Senior Secured First Lien Notes due 2019 in an aggregate principal amount of up to $1,125 million and the 6.125% Senior Secured First Lien Notes due 2020 in a principal amount of up to $210 million, in each case, issued by the Borrower pursuant to the Senior Secured First Lien Notes Indenture and outstanding on the Closing Date.

“Senior Secured First Lien Notes Indenture” shall mean, collectively, the Indenture dated as of February 28, 2012 and the Indenture dated March 15, 2013 under which the Borrower issued its Senior Secured First Lien Notes, in each case, among the Borrower, certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements of this Agreement.

“Senior Secured Second Lien Notes” shall mean up to $450 million aggregate principal amount of the Borrower’s 8.875% Senior Secured Second Lien Notes due 2019 issued pursuant to the Senior Secured Second Lien Notes Indenture and outstanding on the Closing Date.

“Senior Secured Second Lien Notes Indenture” shall mean the Indenture dated as of March 4, 2011 under which the Senior Secured Second Lien Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Unsecured Notes” shall mean up to $320 million aggregate principal amount of the Borrower’s 7.75% Senior Notes due 2020, issued pursuant to the Senior Unsecured Notes Indenture and outstanding on the Closing Date.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of May 14, 2013 under which the Senior Unsecured Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date three Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Borrower and the Administrative Agent, provided such date is not more than three Business Days prior to the date of such computation) or if such rate cannot be computed as of such date such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Store” shall mean any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Subsidiary.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.08, 3.13, 3.15, 5.03 and 5.09, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement.

“Superpriority Claims” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Supplemental Approved Budget” shall have the meaning assigned to such term in the Interim Order or Final Order, as applicable.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions that is secured on a pari passu basis with the Obligations; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, penalties and additions related thereto.

“Termination Date” shall mean the earliest to occur of (i) the Scheduled Maturity Date, (ii) the first Business Day that is at least 5 calendar days after the Petition Date unless, on or prior to such date, the Interim Order shall have been entered, (iii) the first Business Day that is at least 45 calendar days after the Petition Date unless, on or prior to such date, the Final Order shall have been entered, (iv) the date on which any of the Cases are converted to a case under chapter 7 of the Bankruptcy Code, (v) the date on which a chapter 11 trustee or an examiner with expanded powers is appointed in any of the Cases without the consent of the Administrative Agent, (vi) the date on which substantial consummation (as defined in Bankruptcy Code §1101), of a plan of reorganization filed in any of the Cases that is confirmed pursuant to an order of the Bankruptcy Court has occurred (which for purposes hereof will be no later than the “effective date”), (vii) the date on which consummation of a sale of all or substantially all of the assets of the Debtors under Bankruptcy Code §363 or otherwise has occurred; and (viii) the date on which the termination of the commitments and acceleration of the Loan Document Obligations have occurred in accordance with Section 7.02.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Testing Period” shall have the meaning assigned such term in the Interim Order or DIP Order, as applicable.

“TTM CGHL Consolidated EBITDA” shall mean, with respect to CGHL and its Subsidiaries on a consolidated basis for any period, the TTM CGHL Consolidated Net Income of CGHL and its Subsidiaries for such period plus

(a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such TTM CGHL Consolidated Net Income (and were not excluded therefrom) for the respective period for which TTM CGHL Consolidated EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of CGHL and its Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes (including any penalties and interest related to such Taxes or arising from Tax examinations),

(ii) Gibraltar Interest Expense (and to the extent not included in Gibraltar Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of CGHL and its Subsidiaries for such period (net of interest income of CGHL and its Subsidiaries for such period), CGHL and its Subsidiaries for such period including the amortization of intangible assets, key money expense, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Gibraltar 2021 Unsecured Credit Facility (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Obligations (as defined in any Gibraltar Facility) and (y) any amendment or other modification of the Obligations (as defined in any Gibraltar Facility) or other Indebtedness,

(iv) restructuring charges or reserves,

(v) any other non-cash charges; provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period and any other item specifically identified in the definition of “TTM CGHL Consolidated Net Income” or in this definition of “TTM CGHL Consolidated EBITDA”),

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $6 million and 2.0% of TTM CGHL Consolidated EBITDA for such four quarter period, plus any reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.0% of the value of transactions permitted under the Gibraltar 2021 Unsecured Credit Facility and entered into by Holdings and/or any Subsidiary with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services, plus (iv) the payment of the present value of all amounts payable pursuant to any agreement described in this subclause (vii) of this clause (a) in connection with the termination of such agreement,

(vii) [Reserved],

(viii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CGHL,

(ix) non-cash stock compensation expense including GAAP charges associated with any long-term incentive plan now in effect or later established,

(x) any non-cash charges associated with any income or loss from disposed, abandoned, discontinued operations or store closures to the extent not already captured in (a)(ii) of the definition of “TTM CGHL Consolidated Net Income”, and

(xi) Exchange Transaction Expenses, minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such TTM CGHL Consolidated Net Income for the respective period for which TTM CGHL Consolidated EBITDA is being determined) non-cash items increasing TTM CGHL Consolidated Net Income of CGHL and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced TTM CGHL Consolidated EBITDA in any prior period).

It is the intent of the parties hereto that the definition of “TTM CGHL Consolidated EBITDA” shall be identical to the definition of “EBITDA” in the Gibraltar 2021 Unsecured Credit Facility, as in effect on the date hereof.

“TTM CGHL Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), in each case, shall be excluded;

(ii) any net after tax income or loss from abandoned, closed or discontinued operations and any net after tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii) any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by CGHL) shall be excluded;

(iv) any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, swap agreements or other derivative instruments resulting from fair-value accounting required by the applicable standards under GAAP shall be excluded;

(v) (A) the equity interest in the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A);

(vi) TTM CGHL Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(viii) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to GAAP shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(x) expenses associated with additional accruals and reserves that were established or adjusted within twelve months after February 28, 2012 and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under GAAP and related interpretations shall be excluded;

(xii) to the extent otherwise included in TTM CGHL Consolidated Net Income, any currency translation gains and losses related to currency re-measurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances shall be included;

(xiv) an amount equal to the amount of any Restricted Payments actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06 shall be included as though such amounts had been paid as income taxes directly by such person for such period;

(xv) any (a) one-time non-cash compensation charges, (b) costs and expenses after February 28, 2012 related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under Code Sections 280G and 4999 and the acceleration of options) or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on February 28, 2012 of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unencumbered Foreign Equity” has the meaning assigned such term in the Interim Order or Final Order, as applicable.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” shall mean any Subsidiary identified on Schedule 1.01F (each such Subsidiary shall automatically be an Unrestricted Subsidiary hereunder, without regard to the other provisions set forth herein). Unrestricted Subsidiaries shall not be subject to the affirmative or negative covenants, or, except as specified in the definition of “Subsidiary,” Event of Default provisions contained in this Agreement.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Variance Report” shall have the meaning assigned such term in the Interim Order or the Final Order, as applicable.

“Wholly Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Work Fee Letter” shall mean the Work Fee Letter, dated as of March 11, 2018, among Citigroup Global Markets Inc. and the Borrower.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including”

shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03. [Reserved].

Section 1.04. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f) or (g) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

ARTICLE II

THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each DIP ABL Lender agrees to make loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such DIP ABL Lender’s DIP ABL Credit Exposure exceeding such DIP ABL Lender’s DIP ABL Revolving Commitment or (ii) the DIP ABL Credit Exposure exceeding the DIP ABL Loan Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow DIP ABL Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Last Out Term Lender agrees to make Last Out Term Loans to the Borrower during the Availability Period. The first such Borrowing shall occur on the Closing Date in an aggregate principal amount of $30,000,000 (or such lesser amount that is specified for such draw in the Interim Order). The remaining undrawn amount of the Last Out Term Loan Facility may be drawn by the Borrower no later than three (3) Business Days following entry of the Final Order. Last Out Term Loan Commitments shall expire (i) in the case of the $30,000,000 draw on the Closing Date, once borrowed or (ii) in the case of the remaining Last Out Term Loan Commitments, if not borrowed on or prior to three (3) Business Days following entry of the Final Order. Once borrowed and repaid, the Last Out Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same DIP Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable DIP Facility; provided, however, that DIP ABL Revolving Loans and Last Out Term Loans shall be made by the relevant Lenders ratably in accordance with their respective applicable Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its Obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Other than during a Cash Dominion Period, at the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall, other than with respect to any Borrowing on the Closing Date, be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the DIP ABL Revolving Commitments or the Last Out Term Loan Commitments, as applicable or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and under more than one DIP Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of 5 Eurocurrency Borrowings outstanding under either DIP Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date.

Section 2.03. Procedures for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by fax or email (i) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing (or, in the case of the Borrowings to be made on the Closing Date and/or the Borrowing of any Last Out Term Loan after the Closing Date, one Business Day) or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided, that any such notice of an ABR ABL Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of DIP ABL Revolving Loans or Last Out Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower, for its own benefit or for the benefit of any Subsidiary, may request the issuance of standby letters of credit issued for any other lawful purposes of the Borrower and the Subsidiaries (other than to support the incurrence of Indebtedness for borrowed money by the Borrower or any Subsidiary) (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is 5 Business Days prior to the Scheduled Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued, the rules of the International Standby Practices shall apply to each Standby Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a Letter of Credit Request, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency (which may be Dollars or an Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, (ii) the DIP ABL Credit Exposure shall not exceed the DIP ABL Loan Cap and (iii) no Alternate Currency Letter of Credit shall be issued if, after giving effect thereto, the aggregate amount of L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed the Letter of Credit Sublimit.

(c) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the relevant Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the relevant Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Scheduled Maturity Date; provided, that any Standby Letter of Credit with one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that (x) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Scheduled Maturity Date the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Standby Letter of Credit or provide a back-to-back letter of credit, in form and substance and from an issuing bank satisfactory to the relevant Issuing Bank on or prior to the date that is 30 days prior to the Scheduled Maturity Date or, if later, such date of issuance and (y) each DIP ABL Lender’s participation in any undrawn Letter of Credit that is outstanding on the Scheduled Maturity Date shall terminate on the Scheduled Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the DIP ABL Lenders, such Issuing Bank hereby grants to each DIP ABL Lender, and each DIP ABL Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such DIP ABL Lender’s DIP ABL Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each DIP ABL Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such DIP ABL Lender’s DIP ABL Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each DIP ABL Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such DIP ABL Lender’s DIP ABL Credit Exposure at any time might exceed its DIP ABL Revolving Commitment at such time and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the next Business Day after the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR ABL Facility Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR ABL Facility Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other DIP ABL Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a DIP ABL Lender, such Lender’s DIP ABL Facility Percentage thereof. Promptly following receipt of such notice, each DIP ABL Lender shall pay to the Administrative Agent in Dollars its DIP ABL Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the DIP ABL Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the DIP ABL Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that DIP ABL Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a DIP ABL Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by the terms and conditions of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and/or the DIP ABL Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any DIP ABL Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such DIP ABL Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the third Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon. Each such deposit pursuant to this paragraph shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to Citibank, N.A.) that may agree (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes. The Borrower can, in its sole discretion, request the issuance of a Letter of Credit from any Issuing Bank.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent. Upon request from time to time by any Lender, the Administrative Agent shall provide information with respect to the current amount of Letters of Credit outstanding.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, that ABR Revolving Loans made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the DIP ABL Revolving Commitments shall terminate on the Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the DIP ABL Revolving Commitments; provided, that (i) each reduction of the DIP ABL Revolving Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the DIP ABL Revolving Commitments) and (ii) the Borrower shall not terminate or reduce the DIP ABL Revolving Commitments if, after giving effect to any concurrent prepayment of the DIP ABL Revolving Loans in accordance with Section 2.11, the DIP ABL Credit Exposure would exceed the total DIP ABL Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the DIP ABL Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the DIP ABL Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may not prepay any portion of the Last Out Term Loans during the time the DIP ABL Revolver is outstanding. Upon prepayment in full of the DIP ABL Revolver (and termination of all commitments thereunder), the Borrower may prepay the Last Out Term Loans freely, without premium or penalty.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan to the Borrower on the Scheduled Maturity Date.

(b) Prior to any repayment of any Loans, the Borrower shall select the Borrowing or Borrowings under the relevant DIP Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied to the relevant tranche of Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment (based upon the respective DIP ABL Credit Exposures or Last Out Term Loan outstandings, as applicable, of the Lenders at the time of such repayment). Repayments of Eurocurrency Borrowings shall be accompanied by accrued interest on the amount repaid.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. [Reserved].

Section 2.11. Prepayment of Loans.

(a) Voluntary Prepayments. Subject to Section 2.08(d), the Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.09(b), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities.

(b) Mandatory Prepayments.

(i) If at any time an Overadvance Amount exists, the Borrower shall promptly, and in any event within three (3) Business Days, prepay DIP ABL Revolver Borrowings in an aggregate amount equal to such Overadvance Amount.

(ii) In the event and on such occasion that the total DIP ABL Credit Exposure exceeds the total DIP ABL Revolving Commitments, the Borrower shall prepay DIP ABL Revolver Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(iii) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(iv) Subject to the Carve-Out, the Borrower shall prepay the Loans with 100% of the Net Cash Proceeds received, within three (3) Business Days following the occurrence of:

(1) any Mandatory Prepayment Asset Sale;

(2) issuances or incurrences of Indebtedness for borrowed money not permitted hereunder; and

(3) any Recovery Event;

provided that Net Cash Proceeds resulting from prepayments pursuant to any of clauses (1)-(3) above shall be applied first until prepaid in full, to prepay the DIP ABL Revolver (with a corresponding termination of DIP ABL Revolving Commitments) and second, upon the termination of all DIP ABL Revolving Commitments, to prepay the Last Out Term Loans.

(v) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the total DIP ABL Credit Exposure exceeds the DIP ABL Loan Cap or (ii) the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall within 5 days of such Revaluation Date (A) prepay DIP ABL Revolver Borrowings or (B) deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment or sublimit set forth above.

Section 2.12. Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of each calendar month and on the date on which the DIP ABL Revolving Commitments of all the Lenders shall be terminated as provided herein and thereafter on demand, a facility fee (a “Facility Fee”) on the daily amount of the difference between (x) $75,000,000 minus (y) the aggregate of the DIP ABL Credit Exposure at a rate equal to the Applicable Facility Fee Rate. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable monthly in arrears. The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each DIP ABL Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of each March, June, September and December and on the date on which the DIP ABL Revolving Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s DIP ABL Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Scheduled Maturity Date or the date on which the DIP ABL Revolving Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Borrowings effective for each day in such period, it being agreed that, notwithstanding anything to the contrary in Section 1.04, in calculating the Dollar Equivalent amount of Alternate Currency Letters of Credit, the Administrative Agent may elect to employ the Spot Rate determined on the date such L/C Participation Fees are determined retroactively to each day for which such L/C Participation Fee is calculated and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each March, June, September and December and the date on which the DIP ABL Revolving Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 7.01(b) or (c), at the request of the Required Lenders for so long as such Event of Default shall have occurred and be continuing, (i) any overdue Loan shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount (including, but not limited to, fees to be paid under the Loan Documents), such amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of DIP ABL Revolving Loans, upon termination of the DIP ABL Revolving Commitments and (iii) in the case of Last Out Term Loans, on the Termination Date; provided, that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any additional Taxes (other than (A) Indemnified Taxes and Other Taxes indemnified under Section 2.17 and (B) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except where required by applicable law. If any applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) to the extent the deduction is an account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally eligible to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law, as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate. In addition, each Lender shall deliver such forms, if legally eligible to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).

(f) Without limiting the generality of Section 2.17(e) above:

(A) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent or as otherwise required by applicable law), two executed original copies, of whichever of the following is applicable: (i) duly completed Internal Revenue Service Form W-8BEN or W-8BENE, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BENE, as applicable (or any subsequent versions thereof or successors thereto), (iv) to the extent a Foreign Lender is not the beneficial owner, duly completed Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the exemption for portfolio interest, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct and indirect partner, or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(B) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(C) Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two executed original copies of Internal Revenue Service Form W 9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

(D) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent, Issuing Bank, or Lender has received a refund (in cash or as an offset against other Taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Issuing Bank or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Issuing Bank or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Issuing Bank or Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, an Issuing Bank or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent the payment of which would place the Administrative Agent, the Issuing Bank or the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Loan Parties or any other person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs; Application of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, then unless otherwise provided with respect to such payment, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) [Reserved].

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans and participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any DIP ABL Revolving Commitments or DIP ABL Revolving Loan and the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made with respect to Indemnified Taxes pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and, in the case of any assignment of any DIP ABL Revolving Commitment and/or DIP ABL Revolving Loan, the Issuing Bank; provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings without reference to clause (c) of the ABR definition, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21. Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied to the applicable Loan Document Obligations at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in a manner consistent with Section 2.05(j) except that such cash collateral shall only be held in respect of the Fronting Exposure with respect to such Defaulting Lender, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in a manner consistent with Section 2.05(j) except that such cash collateral shall only be held in respect of the Fronting Exposure with respect to such Defaulting Lender, sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Facility Fee on the unutilized portion of its DIP ABL Revolving Commitments for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender that is a DIP ABL Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided cash collateral.

(C) With respect to any Facility Fee or L/C Participation Fee not required to be paid to any Defaulting Lender that is a DIP ABL Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each DIP ABL Lender that is not a Defaulting Lender (a “Non-Defaulting Lender”) that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of any participation in Letters of Credit of any Defaulting Lender that is a DIP ABL Lender shall be reallocated among the Non-Defaulting Lenders that are DIP ABL Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate DIP ABL Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s DIP ABL Revolving Commitments. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ Fronting Exposure in a manner consistent with the procedures set forth in Section 2.05(j) except that such cash collateral shall only be held in respect of such Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank, solely with respect to any DIP ABL Lender, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

Section 2.22. Professional Fees Account.

(a) The Debtors shall establish, fund, and disburse funds in, the Professional Fees Account in accordance with the provisions of the Interim Order or Final Order, as applicable. The Professional Fees Account and the funds contained therein from time to time, and the rights and interests of the applicable parties with respect thereto shall be governed by the provisions of the Interim Order or Final Order, as applicable.

Section 2.23. Adequate Protection. The Administrative Agent and Lenders hereby consent to the granting of the 1L Adequate Protection (as defined in the Interim Order) to the Prepetition 1L Secured Parties and the 2L Adequate Protection (as defined in the Interim Order) to the Prepetition 2L Secured Parties in accordance with the terms of the Interim Order or the Final Order, as applicable. In addition to the extent the Debtors request or the Bankruptcy Court requires, the Administrative Agent and Lenders hereby consent to, in each case as may be agreed by the Debtors and ordered by the Bankruptcy Court:

(a) the payment, in cash of interest as and when due with respect to the obligations under the Prepetition 1L Secured Facilities at the applicable non-default rate thereunder; provided that the Debtors’ or any party in interest’s rights are fully reserved to seek a determination that such adequate protection payments should be recharacterized as payment on account of the secured portion of the Prepetition 1L Secured Parties’ claims as of the Petition Date;

(b) customary lien stipulations; and

(c) timely payment of the reasonable and documented fees and expenses (but not success fees, transaction fees, or similar fees), including reasonable and documented professional fees and expenses, incurred by (i) the ad hoc group of lenders under the Prepetition 1L Secured Facilities created in connection with the Cases and (ii) the agents under the Existing ABL Credit Agreement, the Prepetition RCF Revolver and the agents and trustees, as applicable, under the Prepetition 1L Secured Facilities;;.

Section 2.24. Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of the Interim Order (and, when applicable, the Final Order), its obligations hereunder and under the other Loan Documents and subject in all respects to the Carve-Out:

(i) pursuant to section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority priming security interest and lien on all prepetition and postpetition assets constituting the ABL Priority Collateral of any Debtor (collectively, the “Priming Liens”; provided that the Priming Liens shall not prime, and shall be junior to, valid, perfected, nonavoidable liens that are senior to the liens securing the obligations outstanding under the Existing ABL Credit Agreement as of the Petition Date or that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code);

(ii) subject to clause (i) above, pursuant to section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior security interest and lien on all prepetition and postpetition assets constituting the Notes Priority Collateral to the extent such assets are subject to valid, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, subject as to priority to such Liens in favor of such third parties; and

(iii) pursuant to section 364(c)(1) of the Bankruptcy Code, shall constitute Superpriority Claims in the Cases, which claims in respect of the DIP ABL Revolver and the Last Out Term Loan Facility shall be pari passu and shall have full recourse against all assets of the Debtors (including the Unencumbered Foreign Equity) including, subject to the Final Order, proceeds of Avoidance Actions and subject, in each case, to any liens or claims that are senior to the Liens and claims securing the DIP Facilities.

(b) The relative priorities of the Liens described in this Section 2.24 with respect to the DIP Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order) and the other Loan Documents. All of the Liens described in this Section 2.24 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, or the possession of control of the Administrative Agent of, or over, any DIP Collateral, as set forth in the DIP Orders.

(c) For the avoidance of doubt, (i) the DIP Collateral shall not include, and the DIP Liens shall not encumber, prepetition or postpetition assets that would not otherwise constitute ABL Priority Collateral or Notes Priority Collateral and (ii) the DIP Liens are junior in all respects to the Carve-Out with respect to the DIP Collateral.

The Obligations under the DIP Facilities will at all times, and subject in all respects to the Carve-Out, (i) be secured by the DIP Liens (as defined in the Interim Order or the Final Order, as applicable) on the Collateral with the priorities set forth in the Interim Order or the Final Order, as applicable, and (ii) constitute Superpriority Claims.

Section 2.25. Permitted Refinancing Agreement. The parties hereto hereby agree as follows:

(a) On the Closing Date, (i) proceeds of the DIP ABL Revolver and cash from the Borrower will be used to refinance and/or repay in full all outstanding loans and other obligations outstanding under the Existing ABL Credit Agreement and to cash collateralize all outstanding but undrawn letters of credit thereunder in accordance with the terms thereof, (ii) all the outstanding commitments under the Existing ABL Credit Agreement will be terminated and replaced in full with the DIP ABL Revolving Commitments and (iii) concurrently therewith, the Prepetition RCF Revolver shall be terminated and all obligations owing thereunder shall be paid in full (clauses (i) through (iii) being, collectively referred to as the “Existing ABL Credit Agreement Refinancing”).

(b) The Existing ABL Credit Agreement Refinancing will constitute a Permitted Refinancing (as defined in the ABL Intercreditor Agreement) of the Existing ABL Credit Agreement, and the provisions of this Agreement applicable to the DIP ABL Revolver shall constitute a Permitted Refinancing Agreement (as defined in the ABL Intercreditor Agreement) and an ABL Credit Agreement (as defined in the ABL Intercreditor Agreement).

(c) Immediately upon the consummation of the Existing ABL Credit Agreement Refinancing, the Administrative Agent shall become the ABL Agent (as defined in the ABL Intercreditor Agreement) for all purposes of the ABL Intercreditor Agreement. Pursuant to Section 6.01(a) of the ABL Intercreditor Agreement, the Administrative Agent (in its capacity as the ABL Agent) will be deemed to have consented to the Borrower’s use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) and to the provision to the Borrower by the Last Out Term Lenders of the Last Out Term Loan Facility, which Last Out Term Loan Facility together with the DIP ABL Revolver shall constitute an ABL DIP Financing (as defined in the ABL Intercreditor Agreement).

(d) Notwithstanding anything to the contrary herein, until the initial funding of the Last Out Term Loans (which will only occur after the Existing ABL Credit Agreement Refinancing has been consummated), the parties hereto agree that to the extent any modification of the terms or provisions of the Existing ABL Credit Agreement as reflected in this Agreement would not otherwise be permitted under the terms of any Prepetition 9.00% Note Indenture Document, Prepetition 6.125% Note Indenture Document or Prepetition 2L Document (as each such term is defined in the Interim Order or the Final Order, as applicable) and each Additional First Lien Agreement (as such terms are defined in the ABL Intercreditor Agreement) as in effect on the date of the ABL Intercreditor Agreement, then such term or provision shall be interpreted in a manner that would not conflict with or violate the terms of such Prepetition 9.00% Note Indenture Document, Prepetition 6.125% Note Indenture Document or Prepetition 2L Document or Additional First Lien Agreement (it being understood and agreed that this clause (d) shall not apply (and shall cease to be effective) after the initial funding of the Last Out Term Loans).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event as provided in Section 4.02, the Borrower represents and warrants to each of the Lenders that as of the date of such Credit Event:

Section 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization outside of the United States)

under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject to the terms thereof, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject to the terms thereof, the execution, delivery and performance by Holdings, the Borrower and each of the other Debtors of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Debtors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of Holdings, the Borrower or any such Debtor, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Debtor is a party or by which any of them or any of their property is or may be bound, in each case that is not subject to the Automatic Stay, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, in each case that is not subject to the Automatic Stay, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such other Debtor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03. Enforceability. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject to the terms thereof, this Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 3.04. Governmental Approvals. Subject, in the case of each Loan Party that is a Debtor, to the entry of the DIP Orders and subject to the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with this Agreement, the perfection or maintenance of the Liens created under the DIP Orders or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) filings and investigation or remediation activities which may be required under Environmental Laws, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

Section 3.05. Borrowing Base. The Borrowing Base Certificate delivered to the Administrative Agent on the Closing Date presents fairly in all material respects the Borrowing Base as at such date.

Section 3.06. No Material Adverse Effect. Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases.

(a) Each of Holdings, the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Borrower or the Subsidiaries has defaulted under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the business of the Borrower, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the any Real Property or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein, except as permitted under Section 6.02 or 6.05.

Section 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings other than Immaterial Subsidiaries and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings or as set forth on Schedule 3.08(b).

Section 3.09. Litigation; Compliance with Laws.

(a) Other than the Cases, there are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate), any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.15) or any restriction of record or agreement affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations.

(a) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11. Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12. Use of Proceeds. The Borrower is using the proceeds of the DIP Facilities in accordance with Section 5.08.

Section 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it and each such Tax return is true and correct;

(b) Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), except for Taxes, which if not paid or adequately provided for, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $15.0 million and the aggregate amount of Unfunded Pension Liabilities for all Plans is not in excess of $15.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Holdings, the Borrower or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Holdings, the Borrower or any Subsidiary to tax; and (vi) none of the Borrower, Holdings, the Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated (or, after the effectiveness of Title II of the Pension Act, that it is in endangered or critical status, or is reasonably expected to be in endangered or critical status, within the meaning of Section 305 of ERISA) or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that could result in liability to Holdings, the Borrower, any Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Plan of Holdings, the Borrower, any Subsidiaries or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, that would reasonably be expected to result in liability to the Borrower, any Subsidiaries or the ERISA Affiliates in excess of $15.0 million, nor has any Plan of Holdings, the Borrower, any Subsidiaries or the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Borrower, any Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as set forth in Schedule 3.15 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of the Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.16. Initial Approved Budget. The Initial Approved Budget was delivered to the Administrative Agent on the Closing Date. As of the Closing Date, the Initial Approved Budget is based upon estimates and assumptions stated therein, which the Borrower believes to be reasonable in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith estimates by the Borrower of the future consolidated financial performance of Holdings and the other information projected therein for the periods set forth therein; it being understood that such projections and estimates are not to be viewed as facts and are subject to significant contingencies, many of which are not within the control of the Borrower and/or any Subsidiary, and that projected or estimated results may differ from actual results, and such results may be material.

Section 3.17. Location of Real Property and Leased Premises.

(a) Schedule 3.17 correctly identifies, in all material respects, as of the Closing Date all material Real Property owned in fee by the Borrower or any of its Subsidiaries. As of the Closing Date, Holdings, the Borrower and the Debtors own in fee all the Real Property set forth as being owned by them on such Schedule.

(b) As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all Real Property being leased by them, except any invalidity resulting from or in connection with the Cases.

Section 3.18. [Reserved].

Section 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP.

Section 3.20. Insurance. As of the Closing Date, all material insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is in full force and effect.

Section 3.21. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.22. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.22, (a) the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

Section 3.23. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness. This portion of this Agreement governing the DIP ABL Revolver constitutes an ABL Credit Agreement, and the Obligations hereunder are ABL Obligations, under and as defined in, the ABL Intercreditor Agreement.

Section 3.24. Anti-Money Laundering and Economic Sanctions Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of such Loan Party, Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries or its Affiliates nor any director, officer, employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is a Sanctioned Person.

(b) No Specified Person will request any Borrowing, nor use any proceeds of any Borrowing, (a) for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (b) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c) Each Loan Party, their Subsidiaries and Affiliates, and their respective officers, employees, directors, brokers, and agents that act in any capacity in connection with the credit facility established hereby, are in compliance with applicable Sanctions.

(d) Except as otherwise disclosed in Schedule 3.24, to the Borrower’s knowledge, within the past five years, each of the Loan Parties and its Subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

Section 3.25. FCPA. None of Holdings, the Borrower and its Subsidiaries nor any director, officer, agent, employee or Affiliate of such Loan Party or Subsidiary is aware of or has taken any action, directly or indirectly, that would constitute any form of bribery, kickback, or any other improper payment or improper provision of anything of value, or result in a violation by such persons of the FCPA, the UK Bribery Act or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA, the UK Bribery Act or any other applicable anti-corruption laws. Holdings, the Borrower, and its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws (including but not limited to the FCPA and the UK Bribery Act) and have had and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

Section 3.26. Bankruptcy Representations.

(a) Commencement of the Cases. (a) The Cases were commenced in accordance with applicable law and proper notice thereof of the hearings for the approval of the Interim Order or the Final Order, as applicable, shall have been given. The Borrower has given, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or the Final Order, as applicable.

(b) Creation of Security Interest; Valid Liens. After giving effect to the Interim Order or the Final Order, the provisions of the Loan Documents and the Interim Order or the Final Order, as applicable, (i) are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal valid and perfected first priority Liens on and security interests in all rights, title and interests in the Collateral subject and subordinate only to the Carve-Out (in an amount up to the Carve-Out and subject to the other limitations set forth herein and in the Interim Order or Final Order, as applicable) and (ii) are enforceable against the Loan Parties.

(c) Obligations as Administrative Superpriority Expense Claims. Pursuant to clause (c)(1) of section 364 of the Bankruptcy Code and the Interim Order or the Final Order, as applicable, all Obligations hereunder and all other obligations of the Loan Parties under the Loan Documents (i) constitute allowed Superpriority Claims in the Cases, (ii) are senior to the rights of the Loan Parties and any successor trustee or estate representative in the Cases or any subsequent proceeding or case under the Bankruptcy Code and (iii) are subject as to priority and subordinate only to the Carve-Out (in an amount up to the Carve-Out and subject to the other limitations set forth herein and in the Interim Order or Final Order, as applicable).

(d) Effectiveness of the Interim Order or the Final Order. The Interim Order or the Final Order, as applicable, (i) is in full force and effect and (ii) has not been reversed, stayed, vacated or subjected to a stay pending appeal or, without the prior written consent of the Administrative Agent and the Lenders in their respective sole discretion, modified or amended.

Section 3.27. No Default Under Material Post-Petition Contracts; No Material Post-Petition Defaults.

(a) No Loan Party is in default under or with respect to any Material Post-Petition Contract, which default could reasonably be expected to have a Material Adverse Effect.

(b) No Loan Party (and, to the knowledge of each Loan Party, no other party thereto) is in default under or with respect to any Contractual Obligation of any Loan Party other than those defaults that (a) would not, in the aggregate, have a Material Adverse Effect, (b) existed on the Petition Date, (c) were occasioned by the filing of the Cases or (d) resulted from obligations with respect to which the Bankruptcy Code prohibits any Loan Party from complying or permits any Loan Party not to comply.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01. Conditions to Initial Extension of Credit. The Initial DIP Lender’s obligation to provide its share of the initial extension of credit on the Closing Date shall be subject to the satisfaction or waiver in accordance with Section 9.08 of all of the following conditions:

(a) All “first day orders” to be entered by the Bankruptcy Court in connection with the commencement of the Cases, including without limitation a cash management order shall have been entered in form and substance reasonably satisfactory to the Administrative Agent; it being understood and agreed that the forms of “first day orders” provided to the Initial DIP Lender on March 18, 2018 are so satisfactory,

(b) The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(i) this Agreement duly executed by each of the Loan Parties;

(ii) [Reserved];

(iii) a copy of the constitutional documents of each Loan Party that are on file with any Governmental Authority the jurisdiction of organization of such Loan Party, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction;

(iv) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party that executes and delivers any Loan Document on the Closing Date, (B) the constitutional documents of such Loan Party attached to such certificate are complete and correct copies of such constitutional documents as in effect on the date of such certification (or, for any such constitutional documents delivered pursuant to clause (iii) above, that there have been no changes from such constitutional documents so delivered) and (C) the resolutions of such Loan Party’s Board of Directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(v) a certificate of a Responsible Officer of the Borrower to the effect that the condition set forth in Section 4.02(e) has been satisfied;

(vi) (x) the consolidated unaudited balance sheet of the Borrower as of February 3, 2018 and (y) the related consolidated income statement for the fiscal year ended February 3, 2018, in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year;

(vii) the Initial Approved Budget; and

(viii) an initial Borrowing Base Certificate from Borrower, dated the Closing Date.

(c) The Bankruptcy Court shall have entered an Interim Order, which Interim Order has not been vacated, reversed, modified, amended or stayed;

(d) The Interim Order, in form and substance substantially consistent with the form of Interim Order attached hereto as Exhibit G (or otherwise reasonably satisfactory to the Administrative Agent) shall have been entered.

(e) No trustee or examiner shall have been appointed with respect to the Debtors or their property;

(f) All fees, costs and expenses that are due and payable prior to or on the Closing Date, as set forth in the Commitment Letter and/or the Fee Letter and to the extent invoiced at least one Business Day prior to such date, shall have been paid or reimbursed to the Administrative Agent (or, in the case of the fees and expenses of counsel, directly to such counsel);

(g) [Reserved];

(h) Since January 28, 2017, there shall not have occurred a Material Adverse Effect; and

(i) All Indebtedness under the Existing ABL Credit Agreement (other than letters of credit which have been cash collateralized or backstopped in accordance with the terms thereof) shall be terminated and all amounts thereunder shall be repaid in full, in each case, substantially simultaneously with the DIP ABL Revolver.

Section 4.02. Conditions to all Extensions of Credit. The Lenders’ obligation to provide any extensions of credit on and after the Closing Date shall be subject to the satisfaction of all of the following conditions (unless waived in writing by the Administrative Agent):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b);

(b) After giving effect to any extension of credit under the DIP ABL Revolver, the DIP ABL Credit Exposure shall not exceed the DIP ABL Loan Cap;

(c) With respect to any Credit Event after the first business day that is at least forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered a Final Order, which Final Order has not been vacated, reversed, modified, amended or stayed without the consent of the Administrative Agent (such consent not to be unreasonably withheld);

(d) No trustee or examiner shall have been appointed with respect to the Debtors or their property;

(e) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the date of the relevant Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(f) At the time of and immediately after the relevant Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) through (f) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

Section 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution, except that no Subsidiary that is a Loan Party may be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co loss payee on property and casualty policies and as an additional insured on liability policies.

(b) [Reserved].

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) neither the Administrative Agent, the Lenders, the Issuing Bank nor their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of the Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 90 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), for each fiscal year (commencing with the fiscal year ending February 3, 2018), (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and, starting with the fiscal year ending February 3, 2018, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the Securities and Exchange Commission of annual reports on Form 10 K of the Borrower and its consolidated Subsidiaries, or delivery by the Borrower of such reports to the Administrative Agent, shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and (ii) an unaudited consolidated balance sheet, unaudited consolidated statements of operations, a “line item” reflecting the amount of capital expenditures and a calculation of the TTM CGHL Consolidated EBITDA of CGHL for such fiscal year (which information may be derived from consolidating schedules to the Borrower’s consolidated financial statements as of and for the same period); it being understood and agreed that (A) all or a portion of the requirement set forth in this clause (ii) may, at the election of the Borrower, be satisfied by the filing of a Form 8-K containing such information and (B) for the avoidance of doubt, the “line item” reflecting the amount of capital expenditures and the calculation of TTM CGHL Consolidated EBITDA, in each case of CGHL shall only be available for disclosure to Lenders that are not Public Lenders;

(b) Within 45 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10 Q), for each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes, and to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the Securities and Exchange Commission of quarterly reports on Form 10 Q of the Borrower and its consolidated Subsidiaries, or delivery by the Borrower of such reports to the Administrative Agent, shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein and (ii) an unaudited consolidated balance sheet, unaudited consolidated statements of operations, a “line item” reflecting the amount of capital expenditures and a calculation of the TTM CGHL Consolidated EBITDA of CGHL for such fiscal quarter (which information may be derived from consolidating schedules to the Borrower’s consolidated financial statements as of and for the same period); it being understood and agreed that (A) all or a portion of the requirement set forth in this clause (ii) may, at the election of the Borrower, be satisfied by the filing of a Form 8-K containing such information and (B) for the avoidance of doubt, the “line item” reflecting the amount of capital expenditures and the calculation of TTM CGHL Consolidated EBITDA, in each case of CGHL shall only be available for disclosure to Lenders that are not Public Lenders;

(c) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with the financial covenant set forth in Section 6.11(b) as of the end of the applicable fiscal period; it being understood and agreed that any portion of such certificate containing the calculation or amount of TTM CGHL Consolidated EBITDA shall only be available for disclosure to Lenders that are not Public Lenders;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) [Reserved];

(f) upon the reasonable request of the Administrative Agent, a Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) in the event that Holdings or a Parent Entity is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;

(i) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) with respect to any employee benefit pension plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plans;

(j) promptly following any request therefore by the Administrative Agent, on and after the effectiveness of Title V of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, the Borrower, a Subsidiary or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Holdings, the Borrower, a Subsidiary or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings, the Borrower, a Subsidiary or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, the Borrower, a Subsidiary or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(k) within 30 days after the end of each fiscal month of the Borrower (commencing with fiscal May 2018), (i) an unaudited consolidated statement of operations of the Borrower and the Subsidiaries setting forth the consolidated results of its operations during such fiscal month and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in a format consistent with the Borrower’s most recent quarterly report on Form 10-Q and which consolidated statement of operations shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal quarter- end and year-end audit adjustments and the absence of footnotes); it being understood and agreed that the aforementioned monthly reporting obligation shall be deemed to be satisfied by the filing of a “Monthly Operating Report” required by the Bankruptcy Court and (ii) an unaudited consolidated statement of operations of CGHL, a calculation of TTM CGHL Consolidated EBITDA and a certificate of a Responsible Officer of the Borrower certifying compliance with Section 6.11(b), in each case for such fiscal month; it being understood and agreed that, for the avoidance of doubt, the financial information provided in accordance with this clause (k) shall only be available for disclosure to Lenders that are not Public Lenders.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07. Maintaining Records; Access to Properties and Inspections.

(a) Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Administrative Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Administrative Agent and any of its Related Parties, as frequently as Administrative Agent reasonably determines to be appropriate; (b) permit the Administrative Agent (and any of its Related Parties including collateral auditors chosen by and satisfactory to Agent) to conduct field examinations of, audit, inspect and review the Loan Parties’ Collateral and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s books and records; and (c) permit Administrative Agent (and any of its Related Parties, including appraisers chosen by and satisfactory to Administrative Agent) to inspect, review, evaluate and make physical verifications and appraisals of all or any portion of Collateral in any manner and through any medium that Administrative Agent considers advisable, in each instance, at the Loan Parties’ expense.

Section 5.08. Use of Proceeds.

(a) The DIP ABL Revolving Loans and the Last Out Term Loans shall be made available to the Borrower: (i) on the Closing Date (a) in the case of the DIP ABL Revolving Loans, to refinance all outstanding obligations and replace commitments under the Existing ABL Credit Agreement and to cash collateralize all outstanding but undrawn letters of credit thereunder, to the extent of 105% of the face amount of such letters of credit unless backstop Letters of Credit are issued on the Closing Date with respect to such letters of credit (it is understood that such refinancing will occur together with the corresponding termination of the Prepetition RCF Revolver), and (b) to pay the fees, costs and expenses incurred in connection with the transactions contemplated hereby and other administration expenses incurred in connection with the Cases; and (ii) on and/or after the Closing Date (a) for the Loan Parties’ and their subsidiaries’ working capital requirements and for general corporate purposes in accordance with the provisions governing the Approved Budget (including the Permitted Variance provisions), (b) to repay any Loan outstanding hereunder and (c) to fund the Professional Fees Account and obligations benefitting from the Carve-Out (without regard to whether such obligations are provided for in an Approved Budget), in each case of (i) and (ii) above, in accordance with the terms of the Loan Documents.

Section 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances. At the Borrower’s expense, the Borrower shall, within forty-five (45) days after (1) the formation or acquisition of any new direct or indirect Wholly Owned Domestic Subsidiary (other than any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary of a Foreign Subsidiary) by any Loan Party or (2) any Domestic Subsidiary becoming a Wholly Owned Domestic Subsidiary (other than any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary of a Foreign Subsidiary), the Borrower shall:

(a) cause each such Wholly Owned Domestic Subsidiary (a “New Subsidiary Guarantor”) to (x) execute a joinder to this Agreement in the form attached hereto as Exhibit E in order to become a “Subsidiary Guarantor” hereunder and (y) execute a counterpart to the ABL Intercreditor Agreement to become a “Company Subsidiary” thereunder; and

(b) cause such New Subsidiary Guarantor to grant a security interest to secure the Obligations to the extent required by the DIP Orders (whether by virtue of the DIP Order or pursuant to other documentation reasonably satisfactory to the Administrative Agent).

Section 5.11. Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on the Saturday closest to January 31, unless prior written notice of a change is given to the Administrative Agent concurrently with any required notice to the SEC.

Section 5.12. Physical Inventories. The Loan Parties, at their own expense, shall cause not less than (a) one (1) physical inventory for each distribution center, warehouse, shipping center, plant, factory or other similar location of the Loan Parties (which for the avoidance of doubt excludes retail stores), in each case, to the extent any such location contains assets included in the calculation of the Borrowing Base at such time, to be conducted during each such Fiscal Year of the Loan Parties, and (b) one (1) physical inventory for 85% of retail store locations of the Loan Parties to be conducted during each such Fiscal Year of the Loan Parties, in each case, conducted by the Loan Parties and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to Administrative Agent. The Loan Parties, within 30 days following the completion of such inventory, shall provide Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

Section 5.13. Budget; Variance Reporting.

(a) On the first business day that is at least four (4) full weeks after the Petition Date, and on the Thursday of each fourth week thereafter, the Borrower shall deliver to the Administrative Agent an updated Proposed Supplemental Budget, or more frequently as the Debtors may elect.

(b) A Proposed Supplemental Budget shall be deemed an Supplemental Approved Budget (and shall modify and supersede any prior Approved Budget) for all purposes unless the Administrative Agent, acting in its reasonable discretion, objects by written notice delivered to the Borrower on or within three (3) business days after receipt of such Proposed Supplemental Budget by the Administrative Agent.

(c) If the Administrative Agent objects to a Proposed Supplemental Budget within such three (3) business day period, the then-current Approved Budget shall remain the Approved Budget unless otherwise agreed by the Administrative Agent and the Borrower in their reasonable discretion.

(d) Commencing on the first Thursday that is at least four weeks after the Petition Date, and continuing every four weeks thereafter, the Borrower shall deliver to the Administrative Agent a Variance Report.

(e) The Variance Report shall be an accurate description of (i) the difference between the Debtors’ actual aggregate cash receipts and budgeted aggregate cash receipts and (ii) the difference between the Debtors’ actual aggregate cash disbursements and budgeted aggregate cash disbursements, in each case during the relevant Testing Period.

For the avoidance of doubt, the Loan Parties’ compliance with the Approved Budget (including any Permitted Variances) shall be tested without regard to Professional Fees incurred or paid by the Loan Parties. The Borrower hereby agrees that during any Testing Period the variance from the then-current Approved Budget shall not exceed the Permitted Variance.

Section 5.14. Milestones. Unless otherwise agreed to in writing by the Administrative Agent, the Debtors shall comply with the following milestones:

(a) On or before 90 days after the Petition Date, the Debtors shall have filed a motion requesting, and within 145 days after the Petition Date shall have obtained, an order of the Bankruptcy Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall be 210 days;

(b) On or before the date that is 180 days after the Petition Date, the Debtors shall have filed a disclosure statement and related Acceptable Plan, have obtained an order of the Bankruptcy Court approving such disclosure statement and related solicitation procedures, and have begun solicitation of an Acceptable Plan;

(c) On or before the date that is 60 days following the entry of an order approving the disclosure statement, the Debtors shall have obtained a Confirmation Order; and

(d) On or before the date that is 30 days after the entry of the Confirmation Order, the Acceptable Plan shall have become effective in all respects.

Section 5.15. Collateral Reporting.

(a) The Loan Parties shall deliver to the Administrative Agent (i) as soon as available and in any event within 20 days (or, in the case of the months of March and April of 2018, 30 days; it being understood and agreed that the Borrowing Base Certificate for the month of March 2018 will be prepared as of March 18, 2018) after the end of each month, or to the extent at such time the Excess Availability is less than 15% of the DIP ABL Loan Cap or during the continuance of any Event of Default, at the end of each week, ending on the date on which Excess Availability is equal to or greater than 15% of the DIP ABL Loan Cap for each day during a period of 20 consecutive calendar days and no Event of Default is continuing, Borrowing Base Certificates and (ii) in addition to the Initial Asset Appraisal and the Initial Field Exam, one field examination and one inventory appraisal per fiscal year, prepared by an appraiser reasonably acceptable to the Administrative Agent (it being understood and agreed that Hilco Valuation Services is acceptable to the Administrative Agent) plus one additional field examination and one inventory appraisal if at such time the Excess Availability is less than 15% of the DIP ABL Loan Cap or during the continuance of any Event of Default or, upon reasonable request of the Administrative Agent additional field examinations and inventory appraisals to the extent any Event of Default then exists). To the extent reasonably available, the Borrower shall also deliver all supporting documents associated with such appraisals and inventory examinations in searchable electronic formats reasonably acceptable to the Administrative Agent.

(b) Each Borrowing Base Certificate shall be certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base, as at the end of such month (or, in the case of the month of March 2018, as of March 18, 2018), in each case, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion. Concurrently with the delivery of each Borrowing Base Certificate, the Borrower shall deliver to the Administrative Agent (i) a summary of Inventory by location and type, in each case accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (ii) a monthly accounts receivable aging showing (i) outstanding wholesale accounts receivable, concession accounts receivable, royalty accounts receivable, in each case aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more and (iii) credit card receivables accompanied by a statement showing credit card receivables aged from 1 to 10 days and 10 days or more, in each case, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion. To the extent reasonably available, the Borrower shall also deliver all supporting documents associated with such Borrowing Base Certificates in searchable electronic formats reasonably acceptable to the Administrative Agent.

(c) The Borrower shall complete, and deliver to the Administrative Agent, the Initial Asset Appraisal by the Appraisal Required Date and shall use commercially reasonable efforts to complete, and deliver to the Administrative Agent, the Initial Asset Appraisal by the time of entry of the Final Order.

(d) The Borrower shall complete, and deliver to the Administrative Agent, the Initial Field Exam by the Field Exam Required Date.

Section 5.16. Pleadings.

(a) The Debtors shall use commercially reasonable efforts to provide to the Administrative Agent copies of all pleadings material to the Administrative Agent at least three (3) business days in advance of filing such pleadings with the Bankruptcy Court.

(b) The Debtors shall include the Administrative Agent as a notice party in connection with all pleadings filed with the Bankruptcy Court.

Section 5.17. Opposition to Certain Motions. Each Loan Party shall promptly and diligently oppose all motions filed by Persons in the Bankruptcy Court to lift the stay on Collateral with a fair market value in excess of $250,000 (other than motions filed by the Administrative Agent and the Required Lenders relating to the DIP Facilities), all motions filed by Persons in the Bankruptcy Court to terminate the exclusive ability of the Debtors to file a plan of reorganization, and all other motions filed by Persons in the Bankruptcy Court that, if granted, could reasonably be expected to have a material adverse effect on the Administrative Agent or any Lender or any Collateral.

Section 5.18. Entry of Final Order. The Loan Parties shall ensure that the Final Order shall have been entered by the Bankruptcy Court not later than 45 days following the Petition Date.

Section 5.19. Cash Management.

(a) Commencing on the date that is forty-five (45) days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion), each Loan Party shall (i) ensure that all payments made to it are made directly to deposit accounts that are Controlled Deposit Accounts, (ii) deposit any cash that it otherwise has or receives from time to time into such Controlled Deposit Accounts and (iii) deposit all of its cash equivalents in securities accounts that are Controlled Securities Accounts. The Administrative Agent shall have springing control with respect to the Controlled Deposit Accounts pursuant to the Control Agreements governing such accounts or pursuant to the Interim Order or the Final Order, as applicable.

(b) No later than at the end of each Business Day, but solely to the extent at such time the Excess Availability is less than 15% of the DIP ABL Loan Cap, each Controlled Deposit Account shall be swept into, and all amounts contained in such accounts shall be credited to, the Cash Collateral Account. Not later than 9:00 a.m., Local Time on each Business Day, so long as no Event of Default is continuing hereunder and no Termination Event is continuing under, and as defined in, the Interim Order or the Final Order, as applicable, funds in the Cash Collateral Account shall be automatically released to the Controlled Deposit Account specified by the Borrower solely to make payments in accordance with Section 5.08.

(c) Subject in all respects to the Carve-Out, during the continuance of any Event of Default hereunder or during the continuance of any Termination Event under, and as defined in, the Interim Order or the Final Order, funds in the Cash Collateral Account shall only be disbursed as directed by the Administrative Agent by 2:00 p.m., Local Time, on the Business Day of any request therefor by the Borrower to make payments when due and payable in accordance with the Approved Budget, the Interim Order and the Final Order; provided that such amounts shall not be disbursed and the Administrative Agent shall not be obligated to so direct such disbursement unless a Responsible Officer of the Borrower shall have executed and delivered a certificate to the Administrative Agent prior to, or at the time of, such disbursement detailing that such disbursement is being made in accordance with the Approved Budget. Subject in all respects to the Carve-Out, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may apply all amounts on deposit in the Cash Collateral Account against the Obligations of the Borrower that are then due and payable to the Agents, the Lenders and the other Secured Parties, in the order of application provided for in Section 2.11(iv) hereof and as otherwise provided in this Agreement.

(d) The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in the Cash Collateral Account. At any time during a Cash Dominion Period, the Administrative Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.18. To the extent an Event of Default shall have occurred and is continuing, no Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to (i) the cure or waiver of such Event of Default or (ii) the termination of all Commitments and the payment in full of all Obligations.

(e) Subject to the provisions of Section 2.18 of this Agreement, Paragraph 7(b) of the Interim Order and the obligation to fund the Carve-Out, upon the direction of the Administrative Agent and the Lenders, at any time during a Cash Dominion Period or the continuance if an Event of Default, all funds in the Cash Collateral Account, the Controlled Deposit Accounts and the Controlled Securities Account shall be remitted immediately to the Administrative Agent for application to the Obligations until indefeasible payment in full in cash of each of the Obligations in accordance with Section 2.18.

Section 5.20. Lender Calls. Upon the reasonable request of the Administrative Agent, the Chief Financial Officer, Chief Executive Officer or equivalent officer of the Borrower shall make himself or herself available for conference calls with the Administrative Agent and/or any Lenders that are not Public Lenders to be held at such times as may be reasonably agreed by the Administrative Agent and the Borrower.

Section 5.21. Conditions Subsequent to the Closing Date. Furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 5.21 that were not delivered or taken on or prior to the Closing Date within the applicable time periods set forth on such Schedule 5.21 (which time periods may be extended at the sole discretion of the Administrative Agent).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (other than Capital Lease Obligations);

(b) Indebtedness created hereunder and under the other Loan Documents, the Senior Unsecured Notes, the Senior Secured First Lien Notes, the Prepetition Term Loan Facility and/or the Senior Secured Second Lien Notes incurred prior to the Petition Date;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower or Holdings to any Subsidiary and of any Subsidiary to the Borrower, Holdings or any Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) with respect to Indebtedness of the Borrower or any Subsidiary to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”), (A) to the greatest extent permitted by applicable law (with the Borrower to advise the Administrative Agent in reasonable detail of any limitations under applicable law), such Subordinated Intercompany Debt shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood and agreed that (i) the terms of the intercompany loan agreement among the Borrower and certain of its Subsidiaries in effect on the date hereof are so satisfactory and (ii) any amount owing by any Loan Party to any Foreign Subsidiary that is not a Loan Party in respect of any loan made after the Closing Date shall, subject to the Carve-Out, be accorded administrative expense priority status in the Cases to the extent provided in Section 364(b) of the Bankruptcy Code which administrative expense claim will, for the avoidance of doubt, be subordinated, and not senior, to the Obligations) and (B) any interest thereon and all fees and expenses payable in respect thereof shall only be payable in kind;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) Indebtedness under the Gibraltar 2019 Unsecured Credit Facility, the Gibraltar 2021 Unsecured Credit Facility and/or the Gibraltar Secured Credit Facility and any Permitted Gibraltar Refinancing Indebtedness incurred to Refinance such Indebtedness;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease or improvement; provided, that the amount of Indebtedness incurred pursuant to this Section 6.01(i), when combined with the Remaining Present Value of outstanding leases permitted under Section 6.03, shall not exceed an aggregate principal amount equal to $1,000,000 at any time outstanding; and provided, further that any lease arrangements that are not (or, if entered into after the Closing Date, would not have been) Capital Lease Obligations as of the Closing Date but subsequently become Capital Lease Obligations whether as a result of (x) any changes in GAAP or (y) any changes in the terms of such arrangements required in connection with the ordinary course renewal or extension thereof, shall not constitute Capital Lease Obligations hereunder or for any other provision of this Agreement;

(j) Capital Lease Obligations or other obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $5,000,000;

(l) Guarantees (i) by any Loan Party of the Indebtedness of the Borrower described in paragraphs (a) and (b) of this Section 6.01, (ii) by the Borrower or any Subsidiary that is a Loan Party of any Indebtedness or other obligations of the Borrower or any Subsidiary that is a Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary that is a Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(r) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v));

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that the aggregate amount at any time outstanding under this Section 6.01(m) shall not exceed $100,000;

(n) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(o) Indebtedness (other than Indebtedness for borrowed money) supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) [Reserved];

(r) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(s) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(t) [Reserved];

(u) [Reserved];

(v) [Reserved];

(w) Indebtedness issued prior to the Petition Date by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06; and

(x) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (w) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (x) and set forth on Schedule 6.02(a), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof or (y) related to Indebtedness permitted under Section 6.01(b) secured by Liens as of the Closing Date may be secured by Liens on after-acquired property or assets to the extent otherwise permitted under this Section 6.02;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Loan Documents securing Obligations in respect of Swap Agreements);

(c) [Reserved];

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(g);

(l) Liens disclosed by the title insurance policies delivered pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f), (i) or (k) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) [Reserved];

(t) Liens with respect to property or assets of any Foreign Subsidiary (including CGHL and/or its Subsidiaries) securing (i) Indebtedness or other obligations of a Foreign Subsidiary permitted or not restricted under Section 6.01 in an aggregate outstanding amount under this clause (t)(i) not to exceed $5,000,000 and (ii) any Gibraltar Facility and/or any Permitted Gibraltar Refinancing Indebtedness in respect thereof;

(u) other Liens on the Collateral securing (i) the Obligations, (ii) subject to the ABL Intercreditor Agreement, the Senior Secured First Lien Notes and the Prepetition Term Loan Facility and (iii) subject to the Second Lien Intercreditor Agreement, the Senior Secured Second Lien Notes;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens securing Indebtedness incurred in reliance on Sections 6.01(k) and/or (v);

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower or any Subsidiary that is a Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; and/or

(dd) reservations, limitations, provisos and conditions expressed in any original grant from the Crown for real estate owned by any Foreign Subsidiary organized under the laws of Canada or any territory or province thereof.

Section 6.03. Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP (a “Sale and Lease Back Transaction”); provided, that any other Sale and Lease Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Sections 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed $1,000,000 at any time outstanding.

Section 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) [Reserved];

(b) the following:

(i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary;

(ii) intercompany loans and other advances from the Borrower, Holdings or any Subsidiary to the Borrower, Holdings or any Subsidiary; and

(iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary;

provided, that

(1) the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) net intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date by Loan Parties of Subsidiaries that are not Loan Parties pursuant to clause (iii), plus (D) any Investments made pursuant to subsection (j) of this Section shall not exceed an aggregate net outstanding amount equal to $8 million (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b));

(2) any Investment pursuant to this Section 6.04(b) that are made from Loan Parties to non-Loan Parties shall not be permitted if an Event of Default has occurred and is continuing at the time of such Investment;

(3) with respect to any Investment made by any Foreign Subsidiary after the Closing Date in the Borrower and/or any Domestic Subsidiary in the form of an intercompany loan, (x) unless the Administrative Agent otherwise agrees, in the case of any loan made by any Foreign Subsidiary subject to the terms thereof, such loan shall be permitted under the terms of the applicable Gibraltar Facilities (as in effect on the date hereof or after giving effect to the amendments reflected in the Gibraltar Term Sheet or any other amendment to any Gibraltar Facility to which the Administrative Agent has reasonably agreed) and (y) any amount owing by the Borrower and/or any such Domestic Subsidiary in respect of such loan shall, subject to the Carve-Out, be accorded administrative expense priority status in the Cases to the extent provided in Section 364(b)(i) of the Bankruptcy Code; and

(4) intercompany current liabilities, loans, advances and transfers of inventory made in the ordinary course of business in connection with the management of the Canadian operations of the Borrower and the Subsidiaries consistent with past practice shall not be included in calculating the limitation in this clause (b) at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary made prior to the Petition Date (i) in the ordinary course of business prior to the Petition Date, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (dd);

(j) other Investments by the Borrower or any Subsidiary in CGHL or its Subsidiaries in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) that, when combined with Investments made pursuant to clause (1) of the proviso to subsection (b) of this Section, shall not exceed $8 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j));

(k) Investments constituting Permitted Cash Management Investments, provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(l) intercompany loans between Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(l);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any of the Subsidiaries as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) prior to the Petition Date, acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments prior to the Petition Date to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);

(r) [Reserved];

(s) Investments prior to the Petition Date consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) [Reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by the Borrower and the Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) [Reserved];

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments; and

(bb) Investments in joint ventures relating to the “concessions” business of the Borrower and/or its applicable Subsidiaries in an aggregate outstanding amount not to exceed $1,000,000.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division or business unit of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, (iv) the sale of Permitted Investments in the ordinary course of business and/or (v) the sale of inventory in connection with any “going out of business” or similar sale, provided that the Administrative Agent has been given at least seven days’ prior notice of such “going out of business” sale;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party and/or (ii) the liquidation or dissolution or change in form of entity of any Subsidiary that is not a Loan Party if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any transaction consummated in reliance on this Section 6.05(b) shall not impair the value of the Collateral, taken as a whole,

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and shall be included in Section 6.05(h);

(d) [Reserved];

(e) Sale and Lease Back Transactions permitted by Section 6.03;

(f) Investments permitted by Section 6.04, Permitted Liens, Restricted Payments permitted by Section 6.06;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (h) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets, sold, transferred, leased or otherwise disposed of in reliance under this paragraph (h) shall not exceed $2 million after the date of this Agreement and (ii) no Default or Event of Default exists or would result therefrom;

(i) the sale or transfer of inventory in the ordinary course of business to facilitate the Canadian operations of the Borrower and the Subsidiaries in a manner consistent with past practice;

(j) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(k) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than Sections 6.05(b), (c), (d) and/or (i)) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $1 million or to other transactions involving assets with a fair market value of not more than $2.5 million in the aggregate for all such transactions during the term of this Agreement. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04); and

(b) (x) the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iii) payments permitted by Section 6.07(b), and (iv) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i) and (ii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i) and (ii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity) and (y) the Borrower may make Restricted Payments to Holdings in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Borrower and such Subsidiaries paid such taxes directly as a standalone taxpayer (or standalone group).

Section 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $5 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower,

(ii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iii) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(iv) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(v) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(vi) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(vii) [Reserved],

(viii) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(ix) [Reserved],

(x) [Reserved],

(xi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xii) [Reserved],

(xiii) the issuance, sale, transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower, and

(xiv) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, and

(xv) transactions pursuant to an Approved Budget,

(xvi) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xvii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries,

(xviii) [Reserved], or

(xix) transactions permitted by, and complying with, the provisions of (x) Section 6.04(b) and Section 6.05(b) (other than Section 6.05(b)(v)) or (y) Section 6.05(d).

Section 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries or the Merger Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) payments of regularly scheduled interest that are paid-in-kind with respect to any Junior Financing, (B) the conversion of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents and/or (C) payments required by the Bankruptcy Court; or

(ii) (x) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (y) unless the Administrative Agent otherwise agrees, amend or modify any Gibraltar Facility in a manner that, taken as a whole, is materially adverse to the Lenders; it being understood that (1) this Section 6.09(b)(ii)(y) shall not apply in connection with any Permitted Gibraltar Refinancing Indebtedness and (2) the amendments set forth in the Gibraltar Term Sheet are not materially adverse to the Lenders.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Subsidiary pursuant to the DIP Orders, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under (1) Indebtedness permitted by Section 6.01(b), (2) Indebtedness permitted by Section 6.01(h) and/or (3) Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Gibraltar Refinancing Indebtedness in respect of any such Indebtedness that does not, taken as a whole, expand the scope of any such encumbrances or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(j), to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Subordinated Note Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [Reserved]; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10. Qualified CFC Holding Companies. Permit any Qualified CFC Holding Company to (a) create, incur or assume any Indebtedness or other liability, or create, incur, assume or suffer to exist any Lien on, or sell, transfer or otherwise dispose of, other than in a transaction permitted under Section 6.05, any of the Equity Interests of a Foreign Subsidiary held by such Qualified CFC Holding Company, or any other assets, or (b) engage in any business or activity or acquire or hold any assets other than the Equity Interests of one or more Foreign Subsidiaries of the Borrower and/or one or more other Qualified CFC Holding Companies and the receipt and distribution of dividends and distributions in respect thereof.

Section 6.11. Financial Covenants.

(a) In the case of the DIP ABL Revolver, permit the Excess Availability to, at any time, be less than the greater of (x) 12.5% of DIP ABL Loan Cap and (y) $8,000,000.

(b) In the case of the Last Out Term Loan Facility, permit TTM CGHL Consolidated EBITDA to be less than $45 million for the twelve month period ending on the last day of any fiscal month (commencing with the fiscal month of May 2018).

(c) During each relevant Testing Period, permit the variance from the then-current Approved Budget to exceed the Permitted Variance.

Section 6.12. Adverse Actions. Commence any action materially adverse to the respective interests, rights, and remedies of the Administrative Agent and/or the Lenders under the DIP Facilities, the Interim Order, or the Final Order, as applicable, except, in each case, as permitted under the Interim Order or the Final Order, as applicable.

ARTICLE VI A

HOLDINGS COVENANTS

Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e) or (k)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge with any other person and (c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower and (d) Holdings will maintain its passive holding company status.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 2.05(c), 5.01(a), 5.05(a), 5.08, 5.13(a) or (d), 5.14, 5.16, 5.18 or 5.19 or in Article VI or Article VIA; provided that (i) no breach or default under Section 6.11(b) will constitute an Event of Default with respect to the DIP ABL Revolver unless and until the Required Term Lenders have terminated any outstanding Last Out Term Loan Commitments and demanded payment of or otherwise accelerated the Last Out Term Loans in accordance with the terms hereof and (ii) no breach or default under any ABL Facility Provision will constitute an Event of Default with respect to the Last Out Term Loans and/or Last Out Term Loan Commitments unless and until the Required ABL Lenders have terminated the outstanding DIP ABL Revolving Commitments and demanded payment of or otherwise accelerated the DIP ABL Revolving Loans;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of (i) any covenant, condition or agreement contained in Section 5.15(a)-(d), and such default shall continue unremedied for a period of 3 days, (ii) any covenant, condition or agreement contained in Section 5.04(a), (b), (c) and/or (k) and such default shall continue unremedied for a period of 10 days or (iii) any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) and clause (i) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf shall cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity as a result of an event of default resulting from a failure to make a payment thereunder; provided, that (x) this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) for the avoidance of doubt, this clause (f) shall not apply in respect of the Indebtedness owing pursuant to the Term Loan Credit Agreement, dated as of September 20, 2016, by and among, inter alios, CLSIP Holdings LLC, as Holdings, CLSIP LLC, as borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent;

(g) one or more final judgments shall be rendered against any of Holdings, the Borrower or any Subsidiary with respect to liabilities incurred or assumed after the Petition Date in excess of $15 million (to the extent not covered by insurance) which are not paid, discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(h) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto;

(i) any Loan Party shall seek an order of the Bankruptcy Court finding that any Loan Document is invalid, or that any lien or claim in respect of the DIP Facilities is not entitled to the priorities set forth in the Loan Documents and the DIP Orders, or any order shall be entered by the Bankruptcy Court determining any of the foregoing;

(j) (i) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any of the Cases under section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases;

(k) an application shall be filed by any Debtor seeking the approval of any Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any Superpriority Claim, in any of the Cases that is pari passu with or senior to the Superpriority Claims of the Administrative Agent and the Lenders against the Borrower and the other Loan Parties hereunder or under any of the other Loan Documents or the DIP Orders, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim, in each case other than the Carve-Out;

(l) an application shall be filed by any Debtor seeking the entry of an order in the Cases authorizing, approving, or granting additional postpetition financing pursuant to section 364 of the Bankruptcy Code or any additional liens on the Collateral, in each case not otherwise permitted hereunder, or there shall arise or otherwise be granted any such postpetition financing or additional liens with respect to ABL Priority Collateral with a value in excess of $500,000 in the aggregate;

(m) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit any enforcement action with respect to ABL Priority Collateral with a value in excess of $500,000 in the aggregate;

(n) other than with respect to the Carve-Out, a final non-appealable order in the Cases shall be entered (without the consent of the Administrative Agent) charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Administrative Agent, the Lenders, and/or the Collateral;

(o) except as permitted by the Approved Budget (including the Permitted Variance) and authorized by the Bankruptcy Court, any Debtor shall make any payment on account of any prepetition claim in excess of $200,000 without the prior written consent of the Administrative Agent;

(p) the exclusivity periods set forth in section 1121 of the Bankruptcy Code shall have terminated or been modified in any respect;

(q) (i) an order of the Bankruptcy Court shall be entered pursuant to which the Interim Order or the Final Order shall have been reversed, modified, amended, stayed, vacated, or subject to a stay pending appeal (in the case of any modification or amendment, without the prior written consent of the Administrative Agent) or any Debtor shall seek such an order without the prior written consent of the Administrative Agent, or (ii) the Interim Order (prior to entry of the Final Order) or the Final Order (at all times thereafter) shall cease to create a valid and perfected lien on the Collateral described therein or the Interim Order or Final Order, as applicable, shall cease to be in full force and effect;

(r) any Debtor, or any Person claiming by or through any Debtor, shall obtain court authorization to commence, or shall commence, join in, assist, or otherwise participate as an adverse party in any suit or other proceeding materially adverse to the respective interests, rights, and remedies of the Administrative Agent and/or any Lender under the DIP Facilities or the DIP Orders;

(s) any foreign subsidiary of a Loan Party (other than Claire’s Austria GmbH, Claire’s Netherlands B.V. and Claire’s Poland Sp. z.o.o.) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state, or foreign bankruptcy, insolvency, receivership, or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or filing; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such subsidiary or for a substantial part of the assets of such subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors;

(t) the Debtors’ deadline to assume or reject nonresidential real property leases under section 364(d)(4) of the Bankruptcy Code shall have expired prior to the date that is 210 days after the Petition Date;

(u) any Loan Party shall seek (i) to obtain Bankruptcy Court approval of a disclosure statement or confirmation of a plan of reorganization other than an Acceptable Plan, unless such disclosure statement or plan of reorganization provides for treatment of the Obligations under the DIP Facilities acceptable to the Administrative Agent and the Lenders in their respective sole discretion, or (ii) one or more orders approving the sale of all or substantially all of the Loan Parties’ assets under section 363 of the Bankruptcy Code (through one or a series of transactions), unless the proceeds therefrom will pay in full in cash the Obligations under the DIP Facilities, or any of the Loan Parties or their affiliates file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order;

(v) any Debtor or any of its subsidiaries shall fail to be in material compliance with the terms of the DIP Orders (as applicable);

(w) any Debtor shall take any action in support of any matter set forth in paragraphs (i) – (v) above or any other Person shall do so and such application is not contested in good faith by the Debtors and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Administrative Agent consents to such action; or

(x) the entry of the Interim Order has not occurred prior to or on the first business day that is 5 calendar days after the Petition Date, or entry of the Final Order has not occurred prior to or on the first business day that is 45 calendar days after the Petition Date;

then, in every such event, subject to the Carve-Out, immediately upon the occurrence and during the continuance of (1) such event (other than any such event resulting from a breach of any ABL Facility Provision and/or Section 6.11(b)), the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j), (2) with respect to any such event arising from a breach of any ABL Facility Provision), the Administrative Agent, at the request of the Required ABL Lenders, by notice to the Borrower, shall take any or all of the following actions, at the same time or different times: (i) terminate forthwith the DIP ABL Revolving Commitments, (ii) declare the DIP ABL Revolving Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the DIP ABL Revolving Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document with respect to the DIP ABL Revolver, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the DIP ABL Revolving Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j) and (3) with respect to any such event arising from a breach of Section 6.11(b), the Administrative Agent, at the request of the Required Term Lenders, by notice to the Borrower, shall take any or all of the following actions, at the same time or different times: (i) terminate forthwith the Last Out Term Loan Commitments and (ii) declare the Last Out Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Last Out Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document with respect to the Last Out Term Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Remedies. Subject to the Carve-Out and the terms of the DIP Orders, immediately upon the occurrence and during the continuance of any Event of Default (and subject, if applicable, to the last paragraph of Section 7.01 above), the Administrative Agent and/or the applicable Lenders shall be entitled to exercise all rights and remedies under the DIP Orders, the Loan Documents, and/or applicable non-bankruptcy law, including, without limitation, those remedies set forth in Section 7.01; provided, however, that solely with respect to the enforcement of the liens or exercise of any other rights or remedies with respect to the DIP Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the DIP Collateral), the Administrative Agent will provide the Borrower with at least five (5) business days’ prior written notice thereof; provided further that, subject to the Carve-Out, upon the occurrence and during the continuance of any payment Event of Default, the Borrower, (a) upon the request of the Administrative Agent, shall be obligated to sell, pursuant to Section 363 of the Bankruptcy Code and pursuant to sale procedures reasonably acceptable to the Administrative Agent and the Required Lenders and on terms and conditions reasonably acceptable to the Administrative Agent and the Required Lenders, the unencumbered 35% portion of the equity of Claire’s Swiss Holdings LLC and Claire’s Stores Canada Corp. and (b) subject to the consent of the Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement dated as of March 2, 2012), shall be obligated to sell all of the equity of Claire’s Swiss Holdings LLC and Claire’s Stores Canada Corp. pursuant to Section 363 of the Bankruptcy Code and pursuant to sale procedures reasonably acceptable to the Administrative Agent and the Required Lenders and on terms and conditions reasonably acceptable to the Administrative Agent and the Required Lenders, in each case, with a related mandatory prepayment with respect to the proceeds of the unencumbered 35% portion of such equity.

Section 7.03. Waterfall.

(a) Subject to the ABL Intercreditor Agreement and subject to the Carve-Out, the proceeds of DIP Collateral, any amounts held on account of the DIP Collateral, and all payments and collections received by the Debtors shall be applied as follows:

(i) In the case of proceeds of ABL Priority Collateral:

(1) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent,

(2) second, without duplication, to pay Obligations (other than with respect to Swap Agreements for which no Designated Hedging Reserve has been taken, or with respect to obligations under such Swap Agreements in excess of the applicable Designated Hedging Reserve for such Swap Agreement) in respect of any cost or expense reimbursements, fees or indemnities then due to the Secured Parties,

(3) third, to pay interest then due and payable in respect of the DIP ABL Revolving Loans,

(4) fourth, on a pro rata basis, to pay principal then due and payable in respect of the DIP ABL Revolving Loans and to pay Obligations in respect of Swap Agreements (or any portion thereof) for which a Designated Hedging Reserve has been taken,

(5) fifth, to pay interest then due and payable in respect of the Last Out Term Loans,

(6) sixth, to pay principal then due and payable in respect of the Last Out Term Loans, and

(7) seventh, to pay Obligations in respect of Swap Agreements for which no Designated Hedging Reserve has been taken, or with respect to obligations under such Swap Agreements in excess of the applicable Designated Hedging Reserve for such Swap Agreement.

(ii) In the case of proceeds of Notes Priority Collateral (after the application of such proceeds pursuant to the ABL Intercreditor Agreement to any Liens or Claims that are senior to the liens and claims securing the DIP Facilities, as set forth in the DIP Orders):

(1) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent,

(2) second, without duplication, to pay Obligations (other than with respect to Swap Agreements for which no Designated Hedging Reserve has been taken, or with respect to obligations under such Swap Agreements in excess of the applicable Designated Hedging Reserve for such Swap Agreement) in respect of any cost or expense reimbursements, fees or indemnities then due to the Secured Parties,

(3) third, to pay interest then due and payable in respect of the Last Out Term Loans,

(4) fourth, to pay principal then due and payable in respect of the Last Out Term Loans,

(5) fifth, to pay interest then due and payable in respect of the DIP ABL Revolving Loans,

(6) sixth, on a pro rata basis, to pay principal then due and payable in respect of the DIP ABL Revolving Loans and to pay Obligations in respect of Swap Agreements (or any portion thereof) for which a Designated Hedging Reserve has been taken; and

(7) seventh, to pay Obligations in respect of Swap Agreements for which no Designated Hedging Reserve has been taken, or with respect to obligations under such Swap Agreements in excess of the applicable Designated Hedging Reserve for such Swap Agreement.

(iii) Proceeds of any other assets not constituting DIP Collateral (including the unencumbered 35% portion of the equity of Claire’s Swiss Holdings LLC and Claire’s Stores Canada Corp.) shall be applied on a ratable basis to the Last Out Term Loan Facility and the DIP ABL Revolver.

ARTICLE VIII

THE AGENTS

Section 8.01. Appointment.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and, to the extent such Lender has the requisite authority, its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the DIP Agent (as defined in the DIP Orders) for such Lender and the other Secured Parties under the DIP Orders, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and, to the extent such Lender has the requisite authority, its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the DIP Orders, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and on behalf of itself and, to the extent such Lender has the requisite authority, its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Debtor (other than the Borrower) from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Debtor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(e) Each Secured Party, by its acceptance of the benefits hereof, hereby authorizes the Administrative Agent to execute such documents (including any joinder to the ABL Intercreditor Agreement) as may be necessary to ensure that the Existing ABL Credit Agreement Refinancing constitutes a Permitted Refinancing (as defined in the ABL Intercreditor Agreement) of the Existing ABL Credit Agreement.

Section 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 8.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the DIP Orders, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07. Indemnification. The Lenders agree to indemnify and hold harmless each Agent and each Issuing Bank in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its Facility Percentage hereunder; provided, that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the DIP ABL Lenders ratably in accordance with their respective DIP ABL Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, but not limited to, legal expenses of outside counsel) or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates or by any Lender or other creditor or holder of securities of Holdings, the Borrower or their subsidiaries or Affiliates) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b) or (c) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent shall, on behalf of the Lenders and the Issuing Bank, appoint a successor agent which shall (unless an Event of Default under Section 7.01(b) or (c) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10. [Reserved].

Section 8.11. Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” in this Section 8.11 shall include any Issuing Bank.

Section 8.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the

Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) except in connection with the addition of one or more Domestic Subsidiaries as a joint and several co-borrower hereunder, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than the Borrower or any of its Affiliates (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) in the case of the DIP ABL Revolving Loans and DIP ABL Revolving Commitments only, the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course; provided, further, that the Borrower shall have consent rights at all times to any assignments and participations to any customers or operating competitors (or their respective affiliates except for Bona Fide Debt Funds) of any Loan Party;

(B) the Administrative Agent; and

(C) in the case of any assignment of DIP ABL Revolving Loans and/or DIP ABL Revolving Commitments only, the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million in the case of DIP ABL Revolving Loans or DIP ABL Revolving Commitments or $1.0 million in the case of Last Out Term Loans and Last Out Term Loan Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b) or (c) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) [Reserved];

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(E) in no event may any Lender assign any portion of its Loans or Commitments to an Affiliate of the Borrower, Holdings or any other Loan Party;

(F) any assignment of any Last Out Term Loan and/or Last Out Term Loan Commitment as part of the primary syndication of the Last Out Term Loan Commitment shall be subject to the provisions of the Commitment Letter; and/or

(G) notwithstanding anything to the contrary herein, no DIP ABL Revolving Loan and/or DIP ABL Revolving Commitment may be assigned to any Last Out Term Lender and/or any Affiliate thereof (provided that this clause (G) shall not restrict assignments made to Citibank, N.A. to the extent it is still a Last Out Term Lender prior to the completion of the primary syndication of the Last Out Term Loans).

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and, in the case of any DIP ABL Lender, Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its assigned Commitments and the outstanding balances of its relevant Loans (without giving effect to assignments thereof which have not become effective) are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding anything to the contrary herein, no DIP ABL Revolving Loan and/or DIP ABL Revolving Commitment may be participated to any Last Out Term Lender and/or any Affiliate thereof.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution without the prior written consent of the Borrower. Notwithstanding anything to the contrary in this Agreement, the Borrower and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility to monitor whether assignments or participations are made to Ineligible Institutions, and that none of the Borrower or any of its Subsidiaries shall bring a claim to such effect.

Section 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out of pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or in connection with the monitoring of the related Cases, but limited, in the case of counsel, to the reasonable fees, charges and disbursements of Latham & Watkins, LLP, counsel for the Administrative Agent and the Lenders, taken as a whole, if reasonably necessary, the reasonable and documented fees, charges and disbursements of one financial advisor to the Administrative Agent and, if necessary, the reasonable fees, charges and disbursements of one local counsel per relevant jurisdiction, and (ii) all out of pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Lead Arranger or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders, taken as a whole (including any special and local counsel) (and, solely in the event of any conflict of interest among the Administrative Agent, the Lead Arranger or any Lender, one additional counsel (and, if reasonably necessary, one applicable local counsel in each appropriate jurisdiction to the Administrative Agent, the Lead Arranger or any Lender, taken as a whole) for the Administrative Agent, the Lead Arranger or any Lender similarly situated that is subject to such conflict, taken as a whole).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited, in the case of legal fees and expenses, to one law firm retained by all Indemnitees, taken as a whole, plus, if reasonably necessary, one local counsel to all Indemnitees, taken as a whole, in each appropriate jurisdiction (and, solely in the event of any conflict of interest among the Indemnitees, one additional counsel (and, if reasonably necessary, one applicable local counsel in each appropriate jurisdiction to the relevant group of Indemnitees, taken as a whole) for one group of Indemnitees similarly situated that is subject to such conflict))) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit and/or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates or by any creditor or holder of securities of Holdings, the Borrower or their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited, in the case of legal fees and expenses, to one law firm retained by all Indemnitees, taken as a whole, plus, if reasonably necessary, one local counsel to all Indemnitees, taken as a whole, in each appropriate jurisdiction (and, solely in the event of any conflict of interest among the Indemnitees, one additional counsel (and, if reasonably necessary, one applicable local counsel in each appropriate jurisdiction to the relevant group of Indemnitees, taken as a whole) for one group of Indemnitees similarly situated that is subject to such conflict))) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. The Borrower shall not, without the prior written consent of each applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. Notwithstanding the foregoing, any Indemnitee shall be required to refund or return any amount paid by Holdings, the Borrower and/or any Subsidiary in accordance with the terms hereof for any claim, damage, loss, liability and/or expense to the extent such Indemnitee is not entitled to payment of the relevant amount in accordance with the terms hereof.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses with respect to a non-Tax claim.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower and their Subsidiaries and Affiliates shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Scheduled Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c);

(ii) increase or extend the Commitment of any Lender or decrease the Facility Fees, Issuing Bank Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fee is due, without the prior written consent of each Lender adversely affected thereby,

(iv) [Reserved],

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders”, “Required ABL Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, (i) with the consent of the Required ABL Lenders, additional extensions of credit pursuant to this Agreement under the DIP ABL Revolver may be included in the determination of the Required ABL Lenders on substantially the same basis as the DIP ABL Revolving Loans and DIP ABL Revolving Commitments are included on the Closing Date and (ii) with the consent of the Required Term Lenders, additional extensions of credit pursuant to this Agreement under the Last Out Term Loan Facility may be included in the determination of the Required Term Lenders on substantially the same basis as the Last Out Term Loans and Last Out Term Loan Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral, without the prior written consent of each Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Required Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed),

(viii) (i) make any changes to any ABL Facility Provision (and any related definition to the extent applicable to such ABL Facility Provision) without consent of the Required ABL Lenders (which, notwithstanding the lead-in to this clause (b), shall be the only consent required to make such changes) or (ii) make any changes to the financial covenant (and any related definitions to the extent applicable to such financial covenant) in Section 6.11(b) without consent of the Required Term Lenders (which, notwithstanding the lead-in to this clause (b), shall be the only consent required to make such changes),

(ix) change the definition of the term “Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Concessions Accounts” or “Eligible Inventory”), in each case the effect of which change would increase amounts available to be borrowed, except with the consent of DIP ABL Lenders having DIP ABL Credit Exposure and unused DIP ABL Revolving Commitments representing more than 66-2/3% of the sum of the aggregate DIP ABL Credit Exposure and such unused DIP ABL Revolving Commitments of all Lenders at such time; provided that (A) the foregoing shall not limit the discretion of the Administrative Agent to change, establish or limit Availability Reserves without the consent of any Lender and (B) notwithstanding the lead-in to this clause (b), the consent of the Required Lenders shall not be required to make any change described in this clause (ix) and/or

(x) make changes to the order of application of funds or any related definitions (as used therein) or amounts payable to any Agent or any Lender specified in the “waterfall” in Section 7.03 without the prior written consent of each Lender adversely affected thereby, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lead Arranger, Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with any class of Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent; provided that the Lenders shall be deemed to have consented to any such modification unless the Required Lenders shall object thereto by written notice to the Administrative Agent within 3 Business Days after having received notice thereof.

(f) Notwithstanding the foregoing, (i) the conditions precedent to the initial extension of credit on the Closing Date set forth in Section 4.01 and Section 4.02 may be waived or modified solely with the consent of the Initial DIP Lender and (ii) the conditions precedent set forth in Section 4.02 (A) as they apply to any DIP ABL Revolving Loan, may be waived by the Required ABL Lenders and (B) as they apply to any Last Out Term Loan, may be waived by the Required Term Lenders.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Commitment Letter, the Fee Letter and the Work Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect to the extent provided therein. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Bankruptcy Court, the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”) and the United States District Court for the Southern District of New York sitting in the County of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”) and appellate courts from any of the above;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that the Bankruptcy Court, the New York Courts and appellate courts from any of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the Bankruptcy Court, the New York Courts and appellate courts from either of them; provided that

(i) the parties hereto shall first bring any action or proceeding under this Agreement or any other Loan Document in the Bankruptcy Court;

(ii) if the Bankruptcy Court declines jurisdiction over any Person, the parties may bring such an action or proceeding in the Federal District Court or any appellate court from the Federal District Court;

(iii) if the Federal District Court (or appellate court thereof) declines jurisdiction over any Person or declines jurisdiction over the subject matter of such action or proceeding, the parties may bring such an action or proceeding in the New York Supreme Court or any appellate court from the New York Supreme Court;

(iv) if the New York Supreme Court (or appellate court thereof) declines jurisdiction over any Person, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(v) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.15(c) would otherwise require to be asserted in a legal action or proceeding in the Bankruptcy Court or a New York Court) in any such action or proceeding; and

(vi) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction.

Section 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in violation of this Section 9.16, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, advisors, and any numbering, administration or settlement service providers with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to other Lenders and to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person is subject to this Section 9.16 or shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

Section 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents, (2) any notification of changes in the terms of the credit facilities and (3) all information delivered pursuant to Section 5.04.

Section 9.18. [Reserved]

Section 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Agents or the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by applicable law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.24. Releasing and Released Parties. The Borrower and each Debtor hereby acknowledge, effective upon entry of the Interim Order, that the Borrower and such Debtor and any of their respective Subsidiaries have no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Borrower’s or such Debtor’s or their respective Subsidiaries’ liability to repay the Administrative Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Administrative Agent or any Lender (in their respective capacities as such). The Borrower and each Debtor, in each case on behalf of their respective bankruptcy estates, and on behalf of all their respective successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through the Borrower or such other Debtor (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges the Secured Parties (solely in their respective capacities as such and not as Prepetition Secured Parties) and all of the Secured Parties’ past and present officers, directors, servants, agents, attorneys, other professionals, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past and present actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order, and the transactions contemplated thereby and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

Section 9.25. Parties Including Trustees; Bankruptcy Court Proceedings. Subject to the entry of the Interim Order, this Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first set forth above.

BORROWER: CLAIRE’S STORES, INC.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

HOLDINGS: CLAIRE’S INC.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

DEBTORS: BMS DISTRIBUTING CORP.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

CBI DISTRIBUTING CORP.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to DIP Credit Agreement

CLAIRE’S BOUTIQUES, INC.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

CLAIRE’S CANADA CORP.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

CLAIRE’S PUERTO RICO CORP.

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Executive Vice President and Chief Financial Officer

CSI CANADA LLC

By:	/s/ Scott Huckins
	Name:	Scott Huckins
	Title:	Manager

Signature Page to DIP Credit Agreement

CITIBANK, N.A., as Administrative Agent and a Lender

By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President and Director

Signature Page to DIP Credit Agreement

[ ], as a Lender

By
Name:
Title:

Signature Page to DIP Credit Agreement